                                                                    EXHIBIT 99.1

SELECTED FINANCIAL DATA

     The following table contains selected financial data of our company or a division of HCA Inc., prior to the May 11, 1999 spin-off from HCA, for, or as of the end of, each of the five years ended December 31, 2003. The selected financial data are derived from our audited financial statements. Financial data for the period from January 1, 1999 through May 11, 1999 are derived from HCA. The timing of acquisitions and divestitures completed during the years presented affect the comparability of the selected financial data. The summary of operations, financial position and other operating data excludes the operations as well as assets and liabilities that will be sold related to Bartow Memorial Hospital, which is held for sale and reflected as discontinued operations in our consolidated financial statements. You should read this table in conjunction with the consolidated financial statements and related notes included elsewhere in this report and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                        YEARS ENDED DECEMBER 31,
                                                                    ---------------------------------------------------------------
                                                                      1999          2000          2001          2002         2003
                                                                    --------      --------      --------      --------     --------
                                                                    (Dollars in millions, except revenues per equivalent admission and per share amounts)
SUMMARY OF OPERATIONS:
Revenues ......................................................     $  496.5      $  532.8      $  591.3      $  714.9     $  875.6

Salaries and benefits .........................................        208.9         214.3         232.5         280.0        352.3
Supplies ......................................................         61.6          64.4          74.9          88.7        114.2
Other operating expenses ......................................        111.4         112.3         115.0         129.6        155.4
Provision for doubtful accounts ...............................         35.2          37.4          39.7          49.8         74.1
Depreciation and amortization .................................         30.7          31.4          32.0          35.0         43.1
Interest expense, net .........................................         23.4          30.7          18.1          13.3         12.8
Management fees ...............................................          3.2            --            --            --           --
Debt retirement costs .........................................           --            --           2.6          31.0           --
ESOP expense ..................................................          2.9           7.1          10.4           9.7          6.9
Impairment of long-lived assets ...............................         25.4          (1.4)         (0.5)           --           --
                                                                    --------      --------      --------      --------     --------
                                                                       502.7         496.2         524.7         637.1        758.8
Income (loss) from continuing operations before minority
     interests and income taxes ...............................         (6.2)         36.6          66.6          77.8        116.8
Minority interests in earnings of consolidated entities .......          1.9           2.2           2.7           2.2          0.7
                                                                    --------      --------      --------      --------     --------
Income (loss) from continuing operations before income taxes ..         (8.1)         34.4          63.9          75.6        116.1
Provision (benefit) for income taxes ..........................         (2.0)         15.7          30.3          32.7         45.9
                                                                    --------      --------      --------      --------     --------

Income (loss) from continuing operations (a), (b) .............     $   (6.1)     $   18.7      $   33.6      $   42.9     $   70.2
                                                                    ========      ========      ========      ========     ========

Income (loss) from continuing operations per share (a), (b):
    Basic .....................................................     $  (0.20)     $   0.59      $   0.94      $   1.14     $   1.89
    Diluted ...................................................     $  (0.20)     $   0.57      $   0.91      $   1.10     $   1.80

Weighted average shares outstanding:
    Basic .....................................................         30.5          31.6          35.7          37.5         37.2
    Diluted ...................................................         30.5          32.9          37.1          38.6         43.3

FINANCIAL POSITION (AS OF END OF YEAR):
Total assets ..................................................     $  421.6      $  496.3      $  554.3      $  733.5     $  799.0
Long-term debt, including amounts due within one year .........        260.2         289.4         150.0         250.0        270.0
Working capital, excluding assets and liabilities held for sale         41.9          65.0          82.4          67.5        102.1

OTHER OPERATING DATA:
Capital expenditures ..........................................         33.5          28.7          35.0          57.5         68.3
Number of hospitals at end of year ............................           22            19            22            27           28
Number of licensed beds at end of year (c) ....................        2,113         1,907         2,141         2,561        2,681
Weighted average licensed beds (d) ............................        2,113         2,000         1,955         2,192        2,595
Admissions (e) ................................................       61,574        63,168        67,452        74,488       88,695
Equivalent admissions (f) .....................................      109,417       114,081       122,560       142,570      175,439
Revenues per equivalent admission .............................     $  4,538      $  4,670      $  4,825      $  5,015     $  4,991
Average length of stay (days) (g) .............................          4.2           4.1           4.1           4.1          4.0
Emergency room visits (h) .....................................      261,427       274,012       288,793       329,922      408,321
Inpatient surgeries (j) .......................................       15,423        16,236        17,584        20,480       24,528
Outpatient surgeries (i), (j) .................................       42,815        45,072        51,697        59,950       71,488
Total surgeries (j) ...........................................       58,238        61,308        69,281        80,430       96,016

----------------------------

(a) Includes charges related to debt retirement costs of $2.6 million ($1.6 million after tax) and $31.0 million ($19.1 million after tax) for the years ended December 31, 2001 and 2002, respectively.

(b) Includes charges related to impairment of long-lived assets of $25.4 million ($16.2 million after tax) for the year ended December 31, 1999, and gain on impairment of long-lived assets of $1.4 million ($0.8 million after tax), and $0.5 million ($0.3 million after tax) for the years ended December 31, 2000 and 2001, respectively.

(c) Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(d) Represents the average number of licensed beds weighted based on periods operated.

(e) Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to our hospitals and is used by management and investors as a general measure of inpatient volume.

(f) Management and investors use equivalent admissions as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the outpatient factor (the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue). The equivalent admissions computation "equates" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(g) Represents the average number of days admitted patients stay in our hospitals.

(h)   Represents the total number of hospital-based emergency room visits.

(i) Outpatient surgeries are those surgeries that do not require admission to our hospitals.

(j) Historical inpatient and outpatient surgeries were restated to reflect appropriate amounts during these periods. This change produced no impact on our historical results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read this discussion together with our consolidated financial statements and related notes included elsewhere in this report.

EXECUTIVE OVERVIEW

      Fiscal 2003 was a challenging year for both the healthcare services industry and our company. We believe that our results were solid after considering all of the factors affecting our industry. The year was negatively impacted by lower patient volumes experienced by most healthcare providers and higher co-payments and deductibles for patients resulting in increased collection pressures on providers. We believe that our financial results for 2003 reflect our disciplined operating strategy that addressed these industry challenges. We are guardedly optimistic regarding our outlook for 2004 as a result of the improved reimbursement environment and patient volumes more in line with historical trends. During 2004, we will continue to focus on physician recruiting and retention, investing capital in our hospitals and seeking additional hospital acquisitions that fit our non-urban strategy. The following table reflects our summarized operating results:

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                       ----------------------------------
                                                                                        2001           2002         2003
                                                                                       ------         ------       ------
Number of hospitals in continuing operations at end of period....................          22             27           28
                                                                                       ======         ======       ======

Revenues from continuing operations (in millions).................................     $591.3         $714.9       $875.6
                                                                                       ======         ======       ======

Income from continuing operations (in millions)..................................      $ 33.6         $ 42.9       $ 70.2
                                                                                       ======         ======       ======

Diluted earnings per share from continuing operations...........................       $ 0.91         $ 1.10       $ 1.80
                                                                                       ======         ======       ======

ACQUISITION OF PROVINCE HEALTHCARE COMPANY

      We announced on August 16, 2004 that we entered into a definitive agreement to acquire Province Healthcare Company for approximately $1.7 billion in cash, stock and the assumption of debt. The transaction will create a leading hospital company focused on providing healthcare services in non-urban communities, with 51 hospitals, of which 48 are located in markets where the combined company will be the sole hospital in the community. The transaction is expected to close in the first quarter of 2005. Please refer to Note 12 of our consolidated financial statements included elsewhere herein for a discussion of this proposed transaction.

DISCONTINUED OPERATIONS

      During the third quarter of 2004, we committed to divest our 56-bed Bartow Memorial Hospital ("Bartow") located in Bartow, Florida. Subsequently, we announced that we entered into an asset exchange agreement with Health Management Associates, Inc. ("HMA") under which we agreed to acquire the 76-bed Williamson Memorial Hospital, located in Williamson, West Virginia, and HMA agreed to acquire Bartow simultaneously. This asset exchange is subject to certain conditions, including completion of due diligence by both parties. Please refer to Note 3 of our consolidated financial statements included elsewhere herein for a discussion of our discontinued operations of Bartow.

      Certain prior period amounts in this report have been reclassified to conform to the current period's presentation of financial information. These reclassifications, primarily for discontinued operations as described in Note 3 of our consolidated financial statements included elsewhere herein, have no impact on total assets, liabilities, stockholders' equity, net income or cash flows. Unless otherwise indicated, all relevant financial and statistical information included herein relates to our continuing operations.

REVENUE SOURCES

      The revenues that our hospitals generate are a result of providing healthcare services to our patients. We are paid for these healthcare services from a number of different sources, depending upon the patient's medical insurance coverage. Primarily, we are paid by governmental Medicare and Medicaid programs, by commercial insurance, including managed care organizations, and directly by the patient. The amounts we are paid for providing healthcare services to our patients vary depending upon the payor. Governmental payors generally pay significantly less than the hospital's customary charges for the services provided. Please refer to the "Sources of Revenue" section in Part I,
Item 1. Business in our 2003 Annual Report on Form 10-K for a detailed discussion of our revenue sources.

      Revenues from governmental payors, such as Medicare and Medicaid, are controlled by complex rules and regulations that stipulate the amount a hospital is paid for providing healthcare services. These rules and regulations require an extensive amount of effort to ensure our compliance with the requirements to participate in these governmental programs. In addition, these rules and regulations are subject to frequent changes as a result of legislative and administrative action on both the federal and state level. For these reasons, revenues from governmental payors change frequently and require us to regularly monitor the environment in which these governmental programs operate. For example, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("MMA") increased the payments received by non-urban healthcare providers beginning in April 2004.

      Revenues from HMOs, PPOs and other private insurers are subject to contracts and other arrangements that require us to discount the amounts we customarily charge for healthcare services. These discounted arrangements often limit our ability to increase charges in response to increasing costs. We actively negotiate with these payors to ensure we are appropriately pricing our healthcare services. Insured patients are generally not responsible for any difference between customary hospital charges and the amounts received from commercial insurance payors. However, the patient is responsible for payments related to amounts not covered by insurance, such as exclusions, deductibles and co-payments.

      Self-pay revenues are generated through the treatment of uninsured patients. Our hospitals experienced an increase in self-pay revenues during 2003.

REVENUES/VOLUME TRENDS

      The key metrics we use internally to evaluate our revenues are equivalent admissions, which equate to volume, and revenue per equivalent admission, which relates to pricing and acuity. We anticipate our patient volumes and related revenues will continue to increase as a result of the following factors:

- Physician Recruitment and Retention. Recruiting and retaining both primary care physicians and specialists for our non-urban communities is a key to increasing revenues and patient volumes. Continuing to add specialists should help our hospitals increase volumes by offering new services. We signed 125 physicians during 2003, which was significantly more than our original goal of 85. Of these 125 physicians signed, 96 started in 2003 and 29 are scheduled to start in 2004. Of the 96 physicians that started in 2003, 77 are admitting physicians. During 2004, we anticipate to recruit an additional 63 admitting physicians to start in 2004.

- Capital Expenditures. Increases in capital expenditures in our hospitals should increase our local market share and help persuade patients to obtain healthcare services within their communities. The following table reflects our capital expenditures:

                                CAPITAL EXPENDITURES (IN MILLIONS)
                         ---------------------------------------------------
                                                                   ESTIMATED
                          2001           2002         2003            2004
                         ------         ------       ------          -----
Capital projects         $ 19.5         $ 38.8       $ 45.6          $63.0
Routine                    15.5           18.7         22.7           27.0
                         ------         ------       ------          -----
Total                    $ 35.0         $ 57.5       $ 68.3          $90.0
                         ======         ======       ======          =====

- Medicare Rate Increases. MMA provides a prescription drug benefit for Medicare beneficiaries and also provides numerous provisions that provide incremental funding to hospitals. The earliest provisions of MMA are effective in April 2004. Please refer to the "Sources of Revenue" section in Part I, Item 1. Business in our 2003 Annual Report on Form 10-K for a discussion of MMA's provisions that affect our reimbursement.

- Acquisitions. We seek to identify and acquire additional hospitals in non-urban areas. We pursue a disciplined acquisition strategy that is focused on attempting to acquire one to three additional hospitals each year. We seek to acquire hospitals that are the sole or significant market provider of healthcare services in their community. In evaluating a hospital for acquisition, we focus on a variety of factors. One factor we consider is the number of patients that are traveling outside of the community for healthcare services. Another factor we consider is the hospital's prior operating history and our ability to implement new healthcare services. Upon acquiring a facility, we work to quickly integrate the hospital into our operating practices. Please refer to Note 2 of our consolidated financial statements included in this report for further discussion of acquisitions that we made in 2001, 2002 and 2003.

      Our acquisition activity during the last three years is as follows:

                                                               LICENSED      ACQUISITION     CONSIDERATION
          ACQUISITION                       STATE                BEDS           DATE              (a)
          -----------                       -----                ----           ----              ---
                                                                                             (in millions)
ACQUIRED DURING 2003:

Spring View Hospital..................  Kentucky                 113          10/1/2003          $15.8

ACQUIRED DURING 2002:

Remaining 30% interest in Dodge
  City Healthcare Group, L.P. ........  Kansas                   110          10/1/2002           25.0

Russellville Hospital.................  Alabama                  100          10/3/2002           19.8

Logan Regional Medical Center
  and Guyan Valley Hospital...........  West Virginia            151          12/1/2002           89.4

Northwest Medical Center and
  Lakeland Community Hospital.........  Alabama                  170          12/1/2002           29.5

ACQUIRED DURING 2001:

Bluegrass Community Hospital..........  Kentucky                  25           1/2/2001          Lease

Athens Regional Medical Center........  Tennessee                118          10/1/2001           19.8

Ville Platte Medical Center...........  Louisiana                116          12/1/2001           15.1

-------------------------
      (a) Includes cash paid and liabilities assumed, but excludes other direct transaction costs, such as legal fees.

      Although we anticipate that our patient volumes will increase, the resulting revenues will likely be partially offset by the following factors:

- Growth in Outpatient Services. We anticipate that the long-term growth trend in outpatient services will continue. A number of procedures once performed only on an inpatient basis have been, and will continue to be, converted to outpatient procedures. This conversion has occurred through continuing advances in pharmaceutical and medical technologies and as a result of efforts made by payors to control costs. Generally, the payments we receive for outpatient procedures are less than those for similar procedures performed in an inpatient setting. The following table shows net outpatient, inpatient and other revenues as a percentage of our total revenues:

                                                    REVENUES
                                   -----------------------------------------
                                    2001               2002             2003
                                    ----               ----             ----
Outpatient                          48.0%              50.2%            50.4%
Inpatient                           50.5               48.2             48.4
Other                                1.5                1.6              1.2
                                   -----              -----            -----
Total                              100.0%             100.0%           100.0%
                                   =====              =====            =====

- Efforts to Reduce Payments. Revenues from HMOs, PPOs and other private insurance programs are subject to contracts and other arrangements that require us to discount the amounts we customarily charge for healthcare services. These discounted arrangements often limit our ability to increase charges in response to increasing costs during the term of the contracts.

- States Implementing Medicaid Cost Containment Measures. A number of states have incurred budget deficits within recent years. To close these budget gaps, certain states have reduced spending and increased taxes. State cost containment activity continues to focus on reducing provider payments and limiting eligible enrollees under the state Medicaid programs.

OTHER TRENDS

- Increases in Provision for Doubtful Accounts. We experienced an increase in our provision for doubtful accounts during the second half of 2003. The increase was the result of a combination of broad economic factors, including an increased number of uninsured patients, employers shifting costs to employees through higher co-payments and deductibles and higher unemployment rates. The following table reflects our quarterly self-pay revenue activity which exhibits these trends (in millions):

                                          SELF-PAY REVENUES
                                 -----------------------------------
                                  2001          2002           2003
                                  ----          ----           ----
First Quarter                    $ 9.2         $ 13.7          $17.6
Second Quarter                    10.9           15.5           16.6
Third Quarter                     13.6           13.0           21.4
Fourth Quarter                    11.7           15.4           20.1
                                 -----         ------          -----
Total                            $45.4         $ 57.6          $75.7
                                 =====         ======          =====

      We anticipate that our provision for doubtful accounts will increase for the next several quarters to approximately 9% - 10% of revenues from approximately 7.4% - 8% of revenues for recent years. We are implementing a number of operating strategies, which should increase our cash collections of self-pay revenues. If this trend of increasing self-pay revenues continues, then it could have a material adverse effect on our results of operations and financial position.

- Increased Purchase Prices for Acquisitions. As previously discussed, we attempt to make acquisitions in a highly competitive environment. We have seen higher prices being paid for hospital acquisitions in the past two years. In some cases, the cost of an acquisition could result in a dilutive effect on our results of operations for up to two years depending on various factors, including the acquired hospital's results of operations, allocations of tangible and intangible assets, effects of subsequent legislation changes and limitations on rate increases. In addition, our acquisition activity requires transitions from, and the integration of, various information systems that are used by hospitals we acquire. We rely heavily on HCA for information systems integration as part of our contractual arrangement for information technology services.

- Shortage of Clinical Personnel and Increased Contract Labor Usage. In recent years, many hospitals, including the hospitals we own, have encountered difficulty in recruiting and retaining nursing and other clinical personnel. When we are unable to staff our nursing and clinical positions, we are required to use contract labor to ensure adequate patient care. Contract labor generally costs more per hour than employed labor. We have adopted a number of human resources strategies in an attempt to improve our ability to recruit and retain nursing and other clinical personnel. We expect that the staffing issues related to nurses and other clinical personnel will continue in the near term.

- Increases in Supply Costs. During 2003, we experienced an increase in supply costs as a percentage of revenues, especially in the areas of pharmaceutical and orthopedic supplies. We participate in a group purchasing organization in an attempt to achieve optimum supply costs from our vendors. Because of the fixed reimbursement nature of most governmental and commercial payor arrangements, we may not be able to recover supply cost increases through increased revenues.

OUTLOOK

      We expect to continue increasing our revenues and net income by continuing to acquire additional hospitals and increasing the operating results of the hospitals we currently own. We plan to adhere to our disciplined acquisition strategy as we seek to acquire additional hospitals. We intend to continue to invest in additional healthcare services in our facilities and implement our operating strategies.

      In order for us to increase revenues and profitability of our hospitals, there are a number of on-going challenges that we must effectively manage, such as:

      - competition from other healthcare providers, including physicians in our communities;

      -     recruiting and retaining quality physicians;

      -     increasing the volume of patients in our facilities;

      - staffing issues related to the shortage of clinical personnel and the use of contract labor;

      -     identifying and acquiring hospitals at appropriate prices;

      - the integration of new acquisitions into our operating systems and practices;

      -     pricing pressures from government and commercial payors; and

      - increased bad debt risk as a result of the increased number of uninsured patients and increased co-payments and deductibles due from insured patients.

      By successfully focusing on each of these challenges, we anticipate increasing our revenues and profitability on both a short-term and long-term basis. These challenges are intensified by our inability to control related trends and the associated risks. Therefore, our actual results may differ from our expectations. To maintain or improve operating margins in the future, we must, among other things, increase patient volumes through physician recruiting while controlling the costs of providing services.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect reported amounts and related disclosures. We consider an accounting estimate to be critical if:

- it requires assumptions to be made that were uncertain at the time the estimate was made; and

- changes in the estimate or different estimates that could have been made could have a material impact on our consolidated results of operations or financial condition.

      The table that follows presents information about our critical accounting estimates, as well as the effects of hypothetical changes in the material assumptions used to develop each estimate:

           BALANCE SHEET OR
       INCOME STATEMENT CAPTION /
    NATURE OF CRITICAL ESTIMATE ITEM                ASSUMPTIONS / APPROACH USED                      SENSITIVITY ANALYSIS
---------------------------------------     ----------------------------------------------   ---------------------------------------

ALLOWANCE FOR DOUBTFUL ACCOUNTS AND
PROVISION FOR DOUBTFUL ACCOUNTS

Accounts receivable primarily consist       The largest component of bad debts in our        If self-pay revenues during 2003 were
of amounts due from third-party payors      patient accounts receivable relates to           changed by 1%, our 2003 after-tax net
and patients. Our ability to collect        accounts for which patients are responsible,     income would change by approximately
outstanding receivables is critical to      which we refer to as patient responsibility      $0.5 million.
our results of operations and cash          accounts. These accounts include both
flows. To provide for accounts              amounts payable by uninsured patients            This is only one example of reasonably
receivable that could become                and co-payments and deductibles payable by       possible sensitivity scenarios. The
uncollectible in the future, we             insured patients. In general, our policy         process of determining the allowance
establish an allowance for doubtful         is to collect deductibles, co-payments           requires us to estimate uncollectible
accounts to reduce the carrying value       and self-pay accounts prior to the time of       patient accounts that are highly
of such receivables to their estimated      service for non-emergency care. If we do         uncertain and requires a high degree of
net realizable value. The primary           not collect these patient responsibility         judgment. It is impacted by changes in
uncertainty lies with uninsured             accounts prior to the delivery of care, the      regional economic conditions, business
patient receivables and deductibles,        accounts are handled through our billing         office operations, payor mix and trends
co-payments or other amounts due from       and collections processes.                       in federal or state governmental
individual patients.  Our allowance                                                           healthcare coverage.
for doubtful accounts, included in our      We verify each patient's insurance coverage
balance sheets as of December 31 was        as early as possible before a scheduled          A significant increase in our provision
as follows (in millions):                   admission or procedure, including with respect   for doubtful accounts (as a percentage
                                            to eligibility, benefits and authorization/      of revenues) would lower our earnings.
-          2003 - $111.7; and               pre-certification requirements, in order to      This would adversely affect our results
-          2002 - $109.1.                   notify patients of the amounts for which they    of operations, financial condition,
                                            will be responsible. We verify insurance         liquidity and future access to capital.
Our provision for doubtful accounts,        coverage within a reasonable amount of time for
included in our results of operations,      all emergency room visits and urgent admissions
was as follows (in millions):               in compliance with the Emergency Medical
                                            Treatment and Active Labor Act.
-          2003 - $74.1;
-          2002 - $49.8; and                In general, we go through the following steps
-          2001 - $39.7.                    in collecting accounts receivable:

                                            -   cash collection of deductibles, co-payments
                                                and self-pay accounts at the time service
                                                is provided;

                                            -   billing and follow-up with third-party
                                                payors;

                                            -   collection calls; and

                                            -   if collection efforts are unsuccessful,
                                                write off the accounts.

                                            Our policy is to write off accounts after all
                                            collection efforts have failed, which is
                                            typically no longer than one year after the
                                            date of discharge of the patient. Patient
                                            responsibility accounts represent the majority
                                            of our write-offs. The majority of our hospitals
                                            retain third-party collection agencies for
                                            billing and collection of patient responsibility
                                            accounts. The selection of collection agencies
                                            and the timing of referral of an account to a
                                            collection agency varies among hospitals.
                                            Generally, we do not write off accounts prior
                                            to utilizing the services of a collection
                                            agency. Once collection efforts have proven
                                            unsuccessful, an account is written off from
                                            our patient accounting system against the
                                            allowance for doubtful accounts.

                                            We determine the adequacy of the allowance for
                                            doubtful accounts utilizing a number of
                                            analytical tools and benchmarks to determine
                                            the adequacy of the consolidated allowance.
                                            No single statistic or measurement determines
                                            the adequacy of the allowance.

                                            One analytical tool that we use is the
                                            hindsight analysis, which is performed by us
                                            on an annual basis. The hindsight analysis
                                            reviews write-offs and recoveries that occur
                                            over a one-year period that relate to accounts
                                            receivable of the prior year. These
                                            write-offs, net of recoveries, roughly
                                            estimate what the allowance should have been
                                            in the prior year. This allowance is then used
                                            to calculate a day metric by applying the
                                            allowance estimate to the accounts receivable
                                            aging. This analysis is a key historical
                                            analytical tool, especially when the
                                            composition of accounts receivable is static.
                                            However, the composition of our accounts
                                            receivable is not static, due to payor shifts,
                                            rate increases and acuity changes. In
                                            addition, the results

           BALANCE SHEET OR
       INCOME STATEMENT CAPTION /
    NATURE OF CRITICAL ESTIMATE ITEM                ASSUMPTIONS / APPROACH USED                      SENSITIVITY ANALYSIS
---------------------------------------     ----------------------------------------------   ---------------------------------------

                                            of the hindsight analysis are over 12 months
                                            old by the time the data gathering is complete
                                            and the ultimate evaluation is performed.
                                            Given the necessary time delay in performing a
                                            hindsight analysis and the dynamic environment,
                                            we take additional steps and review additional
                                            data.

                                            As it relates to our recently-acquired
                                            hospitals, we perform hindsight analyses based
                                            on their historical collection information,
                                            when available. In addition, we monitor trends
                                            in revenues and collections on a monthly basis
                                            for 18 to 24 months subsequent to the
                                            acquisition on a facility-by-facility basis.

                                            As it relates to our core hospitals, which we
                                            refer to as "same-hospital", we monitor the
                                            revenue trends by payor classification on a
                                            month-by-month basis along with the
                                            composition of our accounts receivable agings.
                                            This review is focused primarily on trends in
                                            self-pay revenues, accounts receivable and
                                            co-payment receivables.

                                            In addition, we analyze other factors such as
                                            revenue days in accounts receivable and
                                            reviewing admissions and charges by
                                            physicians, primarily focusing on recently
                                            recruited physicians.
REVENUE RECOGNITION / ALLOWANCE FOR
CONTRACTUAL DISCOUNTS

We recognize revenues in the period in      Revenues are recorded at estimated net amounts
which services are performed. Accounts      due from patients, third-party payors and
receivable primarily consist of amounts     others for health care services provided. We
due from third-party payors and patients.   utilize multiple patient accounting systems.
Amounts we receive for treatment of         Therefore, estimates for contractual
patients covered by governmental programs,  allowances are calculated using computerized
such as Medicare and Medicaid, and other    and manual processes depending on the type of
third-party payors such as HMOs, PPOs and   payor involved and the patient accounting
other private insurers, Managed Care, are   system used by each of our hospitals. In
generally less than our established         certain hospitals, the contractual allowances
billing rates. Accordingly, our gross       are calculated by a computerized system based
revenues and accounts receivable are        on payment terms for each payor. In other
reduced to net realizable value through     hospitals, the contractual allowances
an allowance for contractual discounts.     are determined manually using historical
                                            collections for each type of payor. For all
Approximately 88% of our revenues during    hospitals, certain manual estimates are used
2003 relate to discounted charges. The      in calculating contractual allowances based on
sources of these revenues were as follows   historical collections from payors that are
(as a percentage of total revenues):        not significant or have not entered into a
-          Medicare - 36%;                  contract with us. All contractual adjustments,
-          Medicaid - 11%; and              regardless of type of payor or method of
-          Managed Care - 41%.              calculation, are reviewed and compared to
                                            actual experience.

                                            GOVERNMENTAL PAYORS                              GOVERNMENTAL PAYORS

                                            The majority of services performed on Medicare   Because the laws and regulations
                                            and Medicaid patients are reimbursed at          governing the Medicare and Medicaid
                                            predetermined reimbursement rates. The           programs are complex and subject to
                                            differences between the established billing      change, the estimates recorded by us
                                            rates (i.e., gross charges) and the              could change by material amounts.
                                            predetermined reimbursement rates are recorded   Adjustments related to final
                                            as contractual discounts and deducted from       settlements increased our revenues by
                                            gross revenues. Under a prospective              the following amounts (in millions):
                                            reimbursement system, there is no adjustment     -          2003 - $6.0;
                                            or settlement of the difference between the      -          2002 - $13.0; and
                                            actual cost to provide the service and the       -          2001 - $1.8
                                            predetermined reimbursement rates.

                                            Discounts for retrospectively cost-based
                                            revenues, which were more prevalent in periods
                                            before 2000, are


           BALANCE SHEET OR
       INCOME STATEMENT CAPTION /
    NATURE OF CRITICAL ESTIMATE ITEM                ASSUMPTIONS / APPROACH USED                      SENSITIVITY ANALYSIS
---------------------------------------     ----------------------------------------------   ---------------------------------------
                                            estimated based on historical and current
                                            factors and are adjusted in future periods
                                            when settlements of filed cost reports are
                                            received. Final settlements under these
                                            programs are subject to adjustment based on
                                            administrative review and audit by third party
                                            intermediaries, which can take several years
                                            to resolve completely.


                                            MANAGED CARE                                     MANAGED CARE

                                            For most managed care plans, estimated           If our overall estimated contractual
                                            contractual allowances are adjusted to actual    discount percentage on all of our
                                            contractual allowances as cash is received and   managed care revenues were changed by
                                            claims are reconciled. We evaluate the           1%, our 2003 after-tax net income would
                                            following criteria in developing the estimated   change by approximately $3.9 million.
                                            contractual allowance percentages each month:
                                            historical contractual allowance trends based    This is only one example of reasonably
                                            on actual claims paid by managed care payors;    possible sensitivity scenarios. The
                                            impact of rate increases on contractual          process of determining the allowance
                                            allowances; review of contractual allowance      requires us to estimate the amount
                                            information reflecting current contract terms;   expected to be received and requires a
                                            consideration and analysis of changes in payor   high degree of judgment.  It is
                                            mix reimbursement levels; and other issues       impacted by changes in managed care
                                            that may impact contractual allowances.          contracts and other related factors.

                                                                                             A significant increase in our estimate
                                                                                             of contractual discounts would lower
                                                                                             our earnings. This would adversely
                                                                                             affect our results of operations,
                                                                                             financial condition, liquidity and
                                                                                             future access to capital.

PROFESSIONAL AND GENERAL LIABILITY CLAIMS

We are subject to potential medical         Our reserves for professional and general        Based upon multiple actuarial
malpractice lawsuits and other claims as    liability claims are based upon independent      valuations performed using recent loss
part of providing healthcare services. To   actuarial calculations, which consider           information, the change in the
mitigate a portion of this risk, we         historical claims data, demographic              estimation process during 2003
maintained insurance for individual         considerations, severity factors and other       decreased our reserves for professional
malpractice claims exceeding $1.0 million   actuarial assumptions in the determination of    and general liability claims and our
for 2001. For 2002, we increased our        reserve estimates. Reserve estimates are         cost for professional and general
self-insured retention level to $10.0       discounted to present value using a 5.0%         liability claims by approximately $7.4
million on individual malpractice claims.   discount rate.                                   million on a pre-tax basis, or $0.10
For 2003, we lowered our                                                                     per diluted share. Of the $7.4 million
                                                                                             reduction, $4.8


           BALANCE SHEET OR
       INCOME STATEMENT CAPTION /
    NATURE OF CRITICAL ESTIMATE ITEM                ASSUMPTIONS / APPROACH USED                      SENSITIVITY ANALYSIS
---------------------------------------     ----------------------------------------------   ---------------------------------------
self-insured retention level to $5.0        We revise our reserve estimates twice each       million relates to estimates for losses
million on individual malpractice claims    year based upon the calculations performed by    prior to 2003 and $2.6 million relates
and for 2004, we increased our self-        our independent actuaries. Our estimated         to losses for 2003.
insured retention level back to $10.0       reserve for professional and general liability
million.                                    claims will be significantly affected if         Additionally, actuarial calculations
 Each year, we obtain quotes from various   current and future claims differ from            include a large number of variables
malpractice insurers with respect to the    historical trends. While we monitor reported     that may significantly impact the
cost of obtaining medical malpractice       claims closely and consider potential outcomes   estimate of ultimate losses that are
insurance coverage.  We compare these       as estimated by our independent actuaries when   recorded during a reporting period.
quotes to our most recent actuarially       determining our professional and general         Professional judgment is used by each
determined estimates of losses at various   liability reserves, the complexity of the        actuary in determining their loss
self-insured retention levels.              claims, the extended period of time to settle    estimates by selecting factors that are
Accordingly, changes in insurance costs     the claims and the wide range of potential       considered appropriate by the actuary
affect the self-insurance retention level   outcomes complicates the estimation process.     for our specific circumstances.
we choose each year.  As insurance costs    In addition, certain states have passed          Changes in assumptions used by our
have increased in recent years, we have     varying forms of tort reform limiting the        independent actuaries with respect to
accepted a higher level of risk in          amount of medical malpractice losses.  If such   demographics, industry trends and
self-insured retention levels.              laws are passed in the states where our          judgmental selection of factors may
                                            hospitals are located, our loss estimates        impact our recorded reserve levels and
The reserve for professional and general    could decrease.                                  our results of operations.
liability claims, included in our balance
sheets as of December 31 was as follows     We implemented enhanced risk management          We derive our estimates for financial
(in millions):                              processes for monitoring professional and        reporting purposes by using a
                                            general liability claims and managing losses     mathematical average of our actuarial
      -    2003 - $27.5; and                in high-risk areas during 2002 and 2003 to       results. Changes in our estimates of
      -    2002 - $25.1.                    attempt to reduce loss levels and                professional and general liability
                                            appropriately manage risk.  We improved our      claims are non-cash charges and
The reserve for professional and general    estimation process for determining our           accordingly, there would be no material
liability claims as of the balance sheet    reserves for professional and general            impact on our liquidity or capital
dates reflect the current estimate of all   liability claims during 2003 by expanding from   resources.
outstanding losses, including incurred but  using one actuary to using multiple
not reported losses, based upon actuarial   actuaries.
calculations.  The loss estimates included
in the actuarial calculations may change    We use the calculations of each actuary and
in the future based upon updated facts and  average their results in determining our
circumstances.                              recorded reserve levels.  This averaging
                                            process results in a refined estimation
The total cost of professional and general  approach that we believe produces a more
liability coverage, included in our         reliable estimate of ultimate losses.
results of operations, was as follows (in
millions):

      -    2003 - $8.3;
      -    2002 - $10.8; and
      -    2001 - $10.8.

Our cost for professional and general
liability coverage each year includes

           BALANCE SHEET OR
       INCOME STATEMENT CAPTION /
    NATURE OF CRITICAL ESTIMATE ITEM                ASSUMPTIONS / APPROACH USED                      SENSITIVITY ANALYSIS
---------------------------------------     ----------------------------------------------   ---------------------------------------
the actuarially determined estimate of
losses for the current year, including
claims incurred but not reported; the
change in the estimate of losses for prior
years based upon actual claims development
experience as compared to prior actuarial
projections; the insurance premiums for
losses in excess of our self-insured
retention levels; the administrative costs
of the insurance program and interest
expense related to the discounted portion
of the liability.

ACCOUNTING FOR INCOME TAXES

Deferred tax assets generally represent     The first step in determining the deferred tax   Our deferred tax liabilities exceeded
items that will result in a tax deduction   asset valuation allowance is identifying         our deferred tax assets by $21.5
in future years for which we have already   reporting jurisdictions where we have a          million as of December 31, 2003,
recorded the tax benefit in our income      history of tax and operating losses or are       excluding the impact of valuation
statement.  We assess the likelihood that   projected to have losses in  future periods as   allowances.  Historically, we have
deferred tax assets will be recovered from  a result of changes in operational               produced federal taxable income.
future taxable income. To the extent we     performance.  We then determine if a valuation   Therefore, the likelihood of us not
believe that recovery is not probable, a    allowance should be established against the      realizing the federal tax benefit of
valuation allowance is established. To the  deferred tax assets for that reporting           our deferred tax assets is remote.
extent we establish a valuation allowance   jurisdiction.
or increase this allowance, we must                                                          However, we do have subsidiaries with a
include an expense as part of the income    The second step is to determine the amount of    history of tax losses in certain state
tax provision in our results of             the valuation allowance.  We will generally      jurisdictions.  If our assertion
operations. Our deferred tax asset          establish a valuation allowance equal to the     regarding the future profitability of
balances in our balance sheets as of        net deferred tax asset (deferred tax assets      those subsidiaries were incorrect, then
December 31 were as follows (in millions):  less deferred tax liabilities) related to the    our deferred tax assets would be
                                            jurisdiction identified in step one of the       understated by the amount of the
      -     2003 - $36.3; and               analysis.  In certain cases, we may not reduce   valuation allowance of $4 million at
      -     2002 - $34.5.                   the valuation allowance by the amount of the     December 31, 2003.
                                            deferred tax liabilities depending on the
Our valuation allowances for deferred tax   nature and timing of future taxable income       The IRS may propose adjustments for
assets in our balance sheets as of          attributable to deferred tax liabilities.        items we have failed to identify as tax
December 31 were as follows (in millions):                                                   contingencies.  If the IRS were to
                                            In assessing tax contingencies, we identify      propose and sustain assessments equal
      -    2003 - $4.0; and                 tax issues that we believe are probable to be    to 10% of our taxable income for 2003,
      -    2002 - $3.5.                     challenged upon examination by the taxing        we would incur $3.6 million of
                                            authorities.  We compute the tax and related     additional tax payments plus applicable
In addition, significant judgment is        interest on each contingency.                    penalties and interest.
required in determining and assessing the
impact of certain tax-

           BALANCE SHEET OR
       INCOME STATEMENT CAPTION /
    NATURE OF CRITICAL ESTIMATE ITEM                ASSUMPTIONS / APPROACH USED                      SENSITIVITY ANALYSIS
---------------------------------------     ----------------------------------------------   ---------------------------------------
related contingencies. We establish         We then determine the probable amount of loss
accruals when, despite our belief that      and reflect such amount as a component of the
our tax return positions are fully          provision for income taxes in the  reporting
supportable, it is probable that we have    period.
incurred a loss related to tax
contingencies and the loss or range of      During each reporting period, we assess the
loss can be reasonably estimated.           facts and circumstances related to recorded
                                            tax contingencies. If tax contingencies are
                                            no longer deemed probable based upon new facts
We adjust the accruals related to tax       and circumstances, the contingency is
contingencies as part of our provision for  reflected as a reduction of the provision for
income taxes in our results of operations   income taxes in the current period.
based upon changing facts and
circumstances, such as progress of a tax
audit, development of industry related
examination issues, as well as
legislative, regulatory or judicial
developments. A number of years may elapse
before a particular matter, for which we
have established an accrual, is audited
and resolved.

      Our management has discussed the development and selection of these critical accounting estimates with the audit committee of our Board of Directors and the audit committee has reviewed the disclosure presented above relating to our critical accounting estimates.

      The above table of critical accounting estimates is not intended to be a comprehensive list of all of our accounting policies that require estimates. We believe that of our significant accounting policies, as discussed in Note 1 of our consolidated financial statements, the estimates discussed above involve a higher degree of judgment and complexity. We believe the current assumptions and other considerations used to estimate amounts reflected in our consolidated financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our consolidated financial statements, the resulting changes could have a material adverse effect on our consolidated results of operations and our financial condition.

RESULTS OF OPERATIONS

OPERATING RESULTS SUMMARY

      The following tables present summaries of results of operations for our continuing operations for the three months ended December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003 (dollars in millions, except for revenues per equivalent admission):

                                                                               THREE MONTHS ENDED DECEMBER 31,
                                                                ------------------------------------------------------------
                                                                          2002                               2003
                                                                -------------------------         --------------------------
                                                                                   % OF                               % OF
                                                                 AMOUNT          REVENUES         AMOUNT            REVENUES
                                                                -------          --------         -------           --------
Revenues....................................................    $ 194.6           100.0%          $ 229.2            100.0%

Salaries and benefits (a)...................................       75.7            38.9              90.1             39.3
Supplies (b)................................................       23.8            12.3              30.9             13.5
Other operating expenses (c)................................       33.9            17.4              39.3             17.1
Provision for doubtful accounts.............................       15.0             7.7              20.8              9.1
Depreciation and amortization...............................        9.3             4.8              11.6              5.1
Interest expense, net.......................................        3.4             1.7               2.9              1.3
Debt retirement costs.......................................        0.5             0.3                --               --
ESOP expense................................................        2.3             1.2               2.0              0.8
                                                                -------           -----           -------            -----
                                                                  163.9            84.3             197.6             86.2
                                                                -------           -----           -------            -----
Income from continuing operations before minority
   interest and income taxes................................       30.7            15.7              31.6             13.8
Minority interest in earnings of consolidated entity........         --              --               0.2              0.1
                                                                -------           -----           -------            -----
Income from continuing operations before income taxes.......       30.7            15.7              31.4             13.7
Provision for income taxes..................................       12.4             6.3              11.7              5.1
                                                                -------           -----           -------            -----
Income from continuing operations...........................    $  18.3             9.4%          $  19.7              8.6%
                                                                =======           =====           =======            =====

                                                                              THREE MONTHS ENDED DECEMBER 31,
                                                          ------------------------------------------------------------------------
                                                                          2002                                 2003
                                                          ------------------------------------   ---------------------------------
                                                                                   % CHANGE                            % CHANGE
                                                             AMOUNT            FROM PRIOR YEAR     AMOUNT          FROM PRIOR YEAR
                                                          ------------         ---------------   ---------         ---------------
CONTINUING OPERATIONS (k)
Number of hospitals at end of period....................            27               22.7               28                3.7
Admissions (d)..........................................        19,629               14.6           23,722               20.9
Equivalent admissions (e)...............................        37,707               18.5           46,377               23.0
Revenues per equivalent admission.......................  $      5,162                4.1        $   4,942               (4.3)
Outpatient factor (e)...................................          1.92                3.3             1.96                2.1
Emergency room visits (f)...............................        86,591               17.2          110,842               28.0
Inpatient surgeries (j).................................         5,312               16.2            6,281               18.2
Outpatient surgeries (g), (j)...........................        15,477               12.8           18,277               18.1
Total surgeries (j).....................................        20,789               13.7           24,558               18.1
Outpatient revenues as a percentage of total revenues...          48.8%               N/M             47.3%               N/M
Medicare case mix index (i) ............................          1.15               (0.9)            1.16                0.9

SAME-HOSPITAL (h):
Revenues................................................  $      181.2                N/M        $   186.6                2.9
Number of hospitals at end of period....................            22                N/M               22                 --
Admissions (d)..........................................        17,861                N/M           18,595                4.1
Equivalent admissions (e)...............................        34,261                N/M           35,813                4.5
Revenues per equivalent admission.......................  $      5,289                N/M        $   5,208               (1.5)
Outpatient factor (e)...................................          1.92                N/M             1.93                0.5
Emergency room visits (f)...............................        77,968                N/M           86,690               11.2
Inpatient surgeries (j).................................         4,885                N/M            4,985                2.0
Outpatient surgeries (g), (j)...........................        14,349                N/M           15,117                5.4
Total surgeries (j).....................................        19,234                N/M           20,102                4.5
Outpatient revenues as a percentage of total revenues...          49.3%               N/M             49.2%               N/M
Medicare case mix index (i) ............................          1.17                N/M             1.17                 --

                                                                                  YEARS ENDED DECEMBER 31,
                                                            ---------------------------------------------------------------------
                                                                     2001                   2002                    2003
                                                            ----------------------  --------------------    ---------------------
                                                                            % OF                  % OF                     % OF
                                                             AMOUNT       REVENUES   AMOUNT     REVENUES     AMOUNT      REVENUES
                                                            --------      --------  --------    --------    --------     --------
Revenues..................................................  $  591.3       100.0%   $  714.9      100.0%    $  875.6       100.0%

Salaries and benefits (a).................................     232.5        39.3       280.0       39.2        352.3        40.2
Supplies (b)..............................................      74.9        12.7        88.7       12.4        114.2        13.0
Other operating expenses (c)..............................     115.0        19.4       129.6       18.1        155.4        17.8
Provision for doubtful accounts...........................      39.7         6.7        49.8        7.0         74.1         8.5
Depreciation and amortization.............................      32.0         5.4        35.0        4.8         43.1         4.8
Interest expense, net.....................................      18.1         3.1        13.3        1.9         12.8         1.5
Debt retirement costs.....................................       2.6         0.4        31.0        4.3           --          --
ESOP expense..............................................      10.4         1.8         9.7        1.4          6.9         0.8
Gain on previously impaired assets........................      (0.5)       (0.1)         --         --           --          --
                                                            --------       -----    --------      -----     --------       -----
                                                               524.7        88.7       637.1       89.1        758.8        86.6
                                                            --------       -----    --------      -----     --------       -----
Income from continuing operations before minority
   interests and income taxes.............................      66.6        11.3        77.8       10.9        116.8        13.4
Minority interests in earnings of consolidated entities...       2.7         0.5         2.2        0.3          0.7         0.1
                                                            --------       -----    --------      -----     --------       -----
Income from continuing operations before income taxes.....      63.9        10.8        75.6       10.6        116.1        13.3
Provision for income taxes................................      30.3         5.1        32.7        4.6         45.9         5.3
                                                            --------       -----    --------      -----     --------       -----
Income from continuing operations.........................  $   33.6         5.7%   $   42.9        6.0%    $   70.2         8.0%
                                                            ========       =====    ========      =====     ========       =====

                                                                            YEARS ENDED DECEMBER 31,
                                                -------------------------------------------------------------------------------
                                                         2001                       2002                      2003
                                                -------------------------  -------------------------  -------------------------
                                                                % CHANGE                   % CHANGE                  % CHANGE
                                                                  FROM                       FROM                       FROM
                                                 AMOUNT        PRIOR YEAR   AMOUNT        PRIOR YEAR   AMOUNT        PRIOR YEAR
                                                --------       ----------  --------       ----------  --------       ----------
CONTINUING OPERATIONS (k):
Number of hospitals at end of period.........         22          10.0           27          22.7           28           3.7
Admissions (d)...............................     67,452           6.8       74,488          10.4       88,695          19.1
Equivalent admissions (e)....................    122,560           7.4      142,570          16.3      175,439          23.1
Revenues per equivalent admission............   $  4,825           3.3     $  5,015           3.9     $  4,991          (0.5)
Outpatient factor (e)........................       1.82           0.6         1.91           4.9         1.98           3.7
Emergency room visits (f)....................    288,793           5.4      329,922          14.2      408,321          23.8
Inpatient surgeries (j)......................     17,584           8.3       20,480          16.5       24,528          19.8
Outpatient surgeries (g), (j)................     51,697          14.7       59,950          16.0       71,488          19.2
Total surgeries (j)..........................     69,281          13.0       80,430          16.1       96,016          19.4
Outpatient revenues as a percentage of
    total revenues...........................       48.0%          N/M         50.2%          N/M         50.4%          N/M
Medicare case mix index (i) .................       1.15            --         1.15            --         1.17           1.7

SAME-HOSPITAL (h):
Revenues.....................................        N/M           N/M     $  701.5           N/M     $  729.1           3.9
Number of hospitals at end of period.........        N/M           N/M           22           N/M           22            --
Admissions (d)...............................        N/M           N/M       72,720           N/M       72,306          (0.6)
Equivalent admissions (e)....................        N/M           N/M      139,062           N/M      140,408           1.0
Revenues per equivalent admission............        N/M           N/M     $  5,044           N/M     $  5,192           2.9
Outpatient factor (e)........................        N/M           N/M         1.91           N/M         1.94           1.6
Emergency room visits (f)....................        N/M           N/M      321,299           N/M      327,312           1.9
Inpatient surgeries (j)......................        N/M           N/M       20,053           N/M       20,214           0.8
Outpatient surgeries (g), (j)................        N/M           N/M       58,822           N/M       59,728           1.5
Total surgeries (j)..........................        N/M           N/M       78,875           N/M       79,942           1.4
Outpatient revenues as a percentage of
    total revenues...........................        N/M           N/M         50.3%          N/M         50.6%          N/M
Medicare case mix index (i) .................        N/M           N/M         1.16           N/M         1.18           1.7

--------------
N/M - not meaningful.

(a) Represents our cost of salaries and benefits, including employee health benefits and workers compensation insurance, for all hospital and corporate employees and contract labor.

(b) Includes our hospitals' costs for pharmaceuticals, blood, surgical instruments and all general supply items, including the cost of freight.

(c) Consists primarily of contract services, physician recruitment, professional fees, repairs and maintenance, rents and leases, utilities, insurance, marketing and non-income taxes.

(d) Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to our hospitals and used by management and investors as a general measure of inpatient volume.

(e) Management and investors use equivalent admissions as a general measure of combined inpatient and outpatient volume. We compute equivalent admissions by multiplying admissions (inpatient volume) by the outpatient factor (the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue). The equivalent admissions computation "equates" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(f)   Represents the total number of hospital-based emergency room visits.

(g) Outpatient surgeries are those surgeries that do not require admission to our hospitals.

(h) Same-hospital information excludes the operations of hospitals which we acquired after January 1, 2002 and Bartow Memorial Hospital, which is reflected as discontinued operations.

(i) Refers to the acuity or severity of illness of an average Medicare patient at our hospitals.

(j) Historical inpatient and outpatient surgeries were restated to reflect appropriate amounts during these periods. This change produced no impact on our historical results of operations.

(k) Continuing operations information excludes the operations of Bartow Memorial Hospital, which is reflected as a discontinued operation. All historical amounts except for the Medicare case mix index have been restated to exclude the operations of Bartow Memorial Hospital. Please refer to Note 3 of our consolidated financial statements included elsewhere herein for a discussion of this potential asset exchange.

FOR THE QUARTERS ENDED DECEMBER 31, 2003 AND 2002

      REVENUES

      Our revenues for the quarter ended December 31, 2003 increased by $34.6 million, or 17.7%, to $229.2 million compared to the quarter ended December 31, 2002. This increase is attributable to a number of factors, including:

            - $10.9 million from our same-hospital revenues, excluding net adjustments to estimated third-party payor settlements and including a $0.8 million decrease in non-patient revenues;

            -     $22.6 million increase from our 2002 acquisitions;

            -     $6.4 million from our 2003 acquisition of Spring View
                  Hospital; and

            - $5.3 million net decrease in our net adjustments to estimated third-party payor settlements. Net adjustments to estimated third-party payor settlements resulted in a decrease to revenues of $0.2 million in the quarter ended December 31, 2003 compared to an increase to revenues of $5.1 million in the quarter ended December 31, 2002. The $5.1 million of adjustments in the quarter ended December

                  31, 2002 related primarily to cost reports that were delayed by outpatient PPS and had an effect of increasing after-tax diluted earnings per share by approximately $0.07.

      Our same-hospital inpatient revenues, excluding net adjustments to estimated third-party payor settlements, for the quarter ended December 31, 2003 increased by $5.3 million, or 6.2%, to $90.3 million compared to the quarter ended December 31, 2002. A primary driver was an increase in flu-related admissions late in the quarter.

      Our same-hospital outpatient revenues, excluding net adjustments to estimated third-party payor settlements, for the quarter ended December 31, 2003 increased by $7.1 million, or 8.2%, to $94.4 million compared to the quarter ended December 31, 2002. This outpatient growth was largely driven by a 5.4% increase in same-hospital outpatient surgeries and a 11.2% increase in same-hospital emergency room visits.

      After factoring all of the above, our equivalent admissions increased by 4.5% on a same-hospital basis for the quarter ended December 31, 2003 compared to the same period in 2002. As it relates to pricing and acuity, our same-hospital revenues per equivalent admission for the quarter ended December 31, 2003 were down 1.5%, or $81 per equivalent admission, over the same period in 2002. However, our same-hospital revenues per equivalent admission for the quarter ended December 31, 2003, excluding net adjustments to estimated third-party payor settlements, increased by 1.7% over the same period in 2002.

      The table below shows the sources of our revenues for the quarters ended December 31, expressed as percentages of total revenues, including net adjustments to estimated third-party payor settlements:

                                 CONTINUING OPERATIONS                         SAME - HOSPITAL
                               -------------------------                 --------------------------
                                2002                2003                  2002                 2003
                                ----                ----                  ----                 ----
Medicare                        38.6%               36.6%                 39.2%                35.7%
Medicaid                        11.7                11.0                  12.1                 11.3
HMOs, PPOs and other            39.8                39.8                  39.6                 42.8
    private insurers
Self Pay                         8.0                 8.7                   7.3                  8.3
Other                            1.9                 3.9                   1.8                  1.9
                               -----               -----                 -----                -----
     Total                     100.0%              100.0%                100.0%               100.0%
                               =====               =====                 =====                =====

EXPENSES

      Salaries and benefits increased as a percentage of revenues to 39.3% for the quarter ended December 31, 2003 from 38.9% for the quarter ended December 31, 2002, primarily as a result of our 2002 acquisitions, which had higher than average salaries and benefits as a percentage of our revenues. Salaries and benefits in the quarter ended December 31, 2003 were approximately 41.4% as a percentage of revenues for our 2002 acquisitions. On a same-hospital basis, salaries and benefits increased as a percentage of revenues to 38.5% in the quarter ended December 31, 2003 compared to 37.7% in the quarter ended December 31, 2002. This was primarily due to a 4.4% increase in same-hospital salaries and benefits per man-hour in the fourth quarter of 2003 compared to the same period in 2002. However, our productivity improved in the quarter ended December 31, 2003 with a 3.7% decrease in our man-hours per equivalent admission compared to the same period in 2002. In addition, our same-hospital contract labor increased by 9.1% to $3.5 million in the quarter ended December 31, 2003, compared to $3.2 million in the quarter ended December 31, 2002, as a result of continuing clinical labor shortages in some of our communities.

      Supply costs as a percentage of revenues increased to 13.5% in the quarter ended December 31, 2003 from 12.3% in the quarter ended December 31, 2002. On a same-hospital basis, supply costs increased as a percentage of revenues to 13.5% in the quarter ended December 31, 2003 from 11.9% in the quarter ended December 31, 2002. On a same-hospital basis, our cost of supplies per equivalent admission increased 11.5% in the quarter ended December 31, 2003 as a result of rising supply costs compared to the same period in 2002, particularly in the pharmaceutical, cardiac and spine and joint implant areas.

      Other operating expenses decreased as a percentage of revenues to 17.1% in the quarter ended December 31, 2003 from 17.4% in the quarter ended December 31, 2002. On a same-hospital basis, other operating expenses decreased as a percentage of revenues to 16.6% in the quarter ended December 31, 2003 from 17.1% in the quarter ended

December 31, 2002, primarily as a result of lower professional and general liability insurance expense. Our professional and general liability insurance expense was $0.7 million during the quarter ended December 31, 2003 compared to $2.6 million in the quarter ended December 31, 2002. This decrease relates to favorable loss experience as reflected in our external actuarial reports and our 2003 change to using multiple actuaries to estimate projected losses under the self-insured portion of our insurance program, as further discussed previously in the "Critical Accounting Estimates." Our physician recruiting costs increased from $1.6 million in the quarter ended December 31, 2002 to $3.5 million in the quarter ended December 31, 2003 as a result of our increased number of recruited physicians.

      Provision for doubtful accounts increased as a percentage of revenues to 9.1% in the quarter ended December 31, 2003 from 7.7% in the quarter ended December 31, 2002. The provision for doubtful accounts related primarily to self-pay amounts due from patients. Our self-pay revenues for the quarter ended December 31, 2003 increased by 28.9% to $20.1 million compared to the same period in 2002. The factors influencing this increase are a combination of broad economic factors, including the increased number of uninsured patients, employers shifting costs to employees through higher co-payments and higher unemployment rates. In addition, our 2002 acquisitions had a higher than average provision for doubtful accounts as a percentage of revenues. Provision for doubtful accounts as a percentage of revenues for our 2002 acquisitions was 16.4% for the quarter ended December 31, 2003. On a same-hospital basis, the provision for doubtful accounts increased as a percentage of revenues to 7.7% in the quarter ended December 31, 2003 from 6.9% in the quarter ended December 31, 2002.

      Depreciation and amortization expense increased to $11.6 million in the quarter ended December 31, 2003 from $9.3 million in the quarter ended December 31, 2002, primarily as a result of our 2002 and 2003 acquisitions and depreciation associated with capital improvements at our facilities. Depreciation expense associated with our 2002 and 2003 acquisitions was $1.8 million for the quarter ended December 31, 2003. Same-hospital depreciation and amortization expense was $9.8 million in the quarter ended December 31, 2003 compared to $8.9 million in the quarter ended December 31, 2002.

      The provision for income taxes decreased to $11.7 million in the quarter ended December 31, 2003 from $12.4 million in the quarter ended December 31, 2002. The income tax provisions reflected an effective income tax rate from continuing operations of 37.5% for the quarter ended December 31, 2003 compared to 40.4% for the quarter ended December 31, 2002. The effective tax rate decrease in 2003 was attributable to a decrease in the ESOP permanent difference and a reduction in tax contingencies relating to adjustments to IRS examination issues as a result of the IRS issuing its findings during the quarter ended December 31, 2003. Please refer to Note 5 of our consolidated financial statements in this report for more information related to the IRS findings.

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

     REVENUES

     Our revenues for 2003 increased by $160.7 million, or 22.5%, to $875.6 million compared to 2002. This increase is attributable to a number of factors, including:

            - $34.8 million from our same-hospital revenues, excluding net adjustments to estimated third-party payor settlements and including a $2.9 million decrease in non-patient revenues;

            - $126.5 million increase from our 2002 acquisitions (our 2002 acquisitions had revenues of $140.1 million and $13.6 million in 2003 and 2002, respectively);

            -     $6.4 million from our 2003 acquisition of Spring View
                  Hospital; and

            - $7.0 million net decrease in our net adjustments to estimated third-party payor settlements. Net adjustments to estimated third-party payor settlements resulted in an increase to net revenues of $6.0 million in 2003 compared to $13.0 million in 2002. Net adjustments of $5.0 million of the $13.0 million in 2002 related to the favorable settlement of a Kentucky inpatient Medicaid rate appeal that covered the period January 1, 1996 through June 30, 2002. The remaining $8.0 million of adjustments related primarily to cost reports that were delayed by outpatient PPS. The net adjustments to estimated third party-payor settlements had a favorable diluted earnings per share effect of $0.08 for 2003 and $0.17 for 2002.

      Our same-hospital inpatient revenues, excluding net adjustments to estimated third-party payor settlements, in 2003 increased by $16.6 million, or 5.1%, to $344.9 million compared to 2002. Our same-hospital Medicare case mix increased from 1.16 in 2002 to 1.18 in 2003. A primary driver in the case mix increase was our open-heart program at Lake Cumberland Regional Hospital that opened in the fourth quarter of 2002. In addition, we had a 0.8% increase in our inpatient surgeries in 2003 compared to 2002, on a same-hospital basis.

      Our same-hospital outpatient revenues, excluding net adjustments to estimated third-party payor settlements, in 2003 increased by $21.8 million, or 6.3%, to $369.3 million compared to 2002. This outpatient growth was largely driven by a 1.5% increase in same-hospital outpatient surgeries and a 1.9% increase in same-hospital emergency room visits.

      After factoring all of the above, our equivalent admissions increased by 1.0% on a same-hospital basis in 2003 compared to 2002. As it relates to pricing and acuity, our same-hospital revenues per equivalent admission for 2003 were up 2.9%, or $148 per equivalent admission, over 2002. Revenues per equivalent admission on our 2002 acquisitions were approximately $1,000 less than our same-hospital revenues per equivalent admission during 2003 because our 2002 acquisitions are located in states with lower reimbursement levels.

      The table below shows the sources of our revenues for the years ended December 31, expressed as percentages of total revenues, including net adjustments to estimated third-party payor settlements:

                                             CONTINUING OPERATIONS                         SAME - HOSPITAL
                                           -------------------------                 --------------------------
                                            2002                2003                  2002                 2003
                                           -----               -----                 -----                -----
Medicare                                    35.4%               35.9%                 35.5%                36.2%
Medicaid                                    11.6                10.9                  11.7                 11.1
HMOs, PPOs and other                        43.0                40.5                  43.1                 42.5
    private insurers
Self Pay                                     8.1                 8.6                   7.9                  8.1
Other                                        1.9                 4.1                   1.8                  2.1
                                           -----               -----                 -----                -----
     Total                                 100.0%              100.0%                100.0%               100.0%
                                           =====               =====                 =====                =====

      EXPENSES

      Salaries and benefits increased as a percentage of revenues to 40.2% in 2003 from 39.2% in 2002, primarily as a result of our 2002 acquisitions, which had higher than average salaries and benefits as a percentage of our revenues. Salaries and benefits in 2003 were approximately 45.3% as a percentage of revenues for our 2002 acquisitions. On a same-hospital basis, salaries and benefits increased as a percentage of revenues to 39.2% in 2003 compared to 38.9% in 2002. This was primarily due to a 4.8% increase in same-hospital salaries and benefits per man-hour in 2003 compared to 2002. However, our productivity improved with a 1.0% decrease in our man-hours per equivalent admission. In addition, our same-hospital contract labor increased by 12.4% to $12.1 million in 2003 compared to $10.7 million in 2002 as a result of continuing clinical labor shortages in some of our communities.

      Supply costs as a percentage of revenues increased to 13.0% in 2003 from 12.4% in 2002. On a same-hospital basis, supply costs increased as a percentage of revenues to 12.9% in 2003 from 12.3% in 2002. On a same-hospital basis, our cost of supplies per equivalent admission increased 7.4% as a result of rising supply costs, particularly in the pharmaceutical and cardiac areas. In addition, we opened our new open-heart unit at Lake Cumberland Regional Hospital during the fourth quarter of 2002, which also contributed to the increase in our supply costs per equivalent admission. We utilize the group-purchasing and supplies management services of HealthTrust Purchasing Group, which makes certain national supply and equipment contracts available to our facilities.

      Other operating expenses decreased as a percentage of revenues to 17.8% in 2003 from 18.1% in 2002. On a same-hospital basis, other operating expenses decreased as a percentage of revenues to 17.5% in 2003 from 18.0% in 2002 primarily as a result of lower professional and general liability insurance expense. Our professional and general liability insurance expense was $8.3 million during 2003 compared to $10.8 million in 2002. This decrease relates to favorable loss experience as reflected in our external actuarial reports and our 2003 change to using multiple actuaries to estimate projected losses under the self-insured portion of our insurance program, as discussed previously in the "Critical Accounting Estimates." Our physician recruiting costs increased from $5.8 million in 2002 to $12.0 million in 2003 as a result of our increased number of recruited physicians.

      Provision for doubtful accounts increased as a percentage of revenues to 8.5% in 2003 from 7.0% in 2002. The provision for doubtful accounts related primarily to self-pay amounts due from patients. Our self-pay revenues for 2003 increased by 31.4% to $75.7 million compared to $57.6 million in 2002. The factors influencing this increase are a combination of broad economic factors, including increased uninsured patients, employers shifting costs to employees through higher co-payments and higher unemployment rates. In addition, our 2002 acquisitions had a higher than average provision for doubtful accounts as a percentage of our revenues. Provision for doubtful accounts as a percentage of revenues for our 2002 acquisitions was 14.8% for 2003. On a same-hospital basis, the provision for doubtful accounts also increased as a percentage of revenues to 7.2% in 2003 from 6.8% in 2002 as a result of the same factors described above.

      Depreciation and amortization expense increased to $43.1 million in 2003 from $35.0 million in 2002, primarily as a result of our 2002 and 2003 acquisitions and depreciation associated with capital improvements at our facilities. Depreciation expense associated with our 2002 and 2003 acquisitions was $6.6 million for 2003. Same-hospital depreciation and amortization expense was $36.5 million in 2003 compared to $34.5 million in 2002.

      We repurchased all of our $150.0 million 10 3/4% Senior Subordinated Notes during 2002. In connection with these repurchases, we incurred debt retirement costs of $31.0 million which consisted of $26.5 million in premiums, commissions and fees paid for the repurchases and $4.5 million in non-cash net deferred loan cost write-offs.

      The provision for income taxes increased to $45.9 million in 2003 compared to $32.7 million in 2002. The income tax provisions reflected an effective income tax rate from continuing operations of 39.6% for 2003 compared to 43.3% for 2002. The effective tax rate decrease was attributable to a decrease in the ESOP permanent difference and a reduction in tax contingencies relating to adjustments to IRS examination issues as a result of the IRS issuing its findings during 2003. Please refer to Note 5 of our consolidated financial statements in this report for more information related to the IRS findings.

FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

      REVENUES

      For the comparison of 2002 to 2001, our same-hospital information includes the twenty hospitals from continuing operations that we operated in January 2001.

      Our revenues for 2002 increased by $123.6 million, or 20.9%, to $714.9 million compared to 2001. This increase is attributable to a number of factors, including:

            - $51.7 million from our same-hospital revenues, net of adjustments to estimated third-party payor settlements. Our same-hospital outpatient revenues for 2002 increased by $40.7 million, or 14.7%, to $318.1 million. This outpatient growth was largely driven by a 7.7% increase in same-hospital outpatient surgeries and a 1.9% increase in same-hospital emergency room visits. Our same-hospital inpatient revenues for 2002 increased by $17.5 million, or 5.9%, to $315.9 million, compared to 2001 primarily as a result of a 7.1% growth in our same-hospital inpatient surgeries, as same-hospital admissions were flat in 2002 compared to 2001;

            -     $47.1 million from our 2001 acquisitions;

            -     $13.6 million from our 2002 acquisitions; and

            - $11.2 million from net adjustments to estimated third-party payor settlements. Net adjustments to estimated third-party payor settlements resulted in an increase to revenues of $13.0 million in 2002 compared to $1.8 million in 2001. Net adjustments of $5.0 million of the $13.0 million in 2002 related to the favorable settlement of a Kentucky inpatient Medicaid rate appeal that covered the period January 1, 1996 through June 30, 2002. The remaining $8.0 million of adjustments related primarily to the cost reports that were delayed by outpatient PPS. The net adjustments to estimated third-party payor settlements had a favorable diluted earnings per share effect of $0.17 for 2002.

      The table below shows the sources of our revenues for the years ended December 31, expressed as percentages of our total revenues, including net adjustments to estimated third-party payor settlements:

                                             CONTINUING OPERATIONS                         SAME - HOSPITAL
                                           -------------------------                 --------------------------
                                            2001                2002                  2001                 2002
                                           -----               -----                 -----                -----
Medicare                                    35.7%               35.4%                 35.7%                35.4%
Medicaid                                    10.9                11.6                  10.9                 11.8
HMOs, PPOs and other                        42.3                43.0                  43.0                 42.9
    private insurers
Self Pay                                     7.7                 8.1                   7.7                  8.0
Other                                        3.4                 1.9                   2.7                  1.9
                                           -----               -----                 -----                -----
     Total                                 100.0%              100.0%                100.0%               100.0%
                                           =====               =====                 =====                =====

EXPENSES

      Our salaries and benefits decreased as a percentage of revenues to 39.2% for 2002 from 39.3% for 2001. We had a 2.6% decrease in man-hours per equivalent admission in 2002 compared to 2001. However, we had a 6.2% increase in salaries and benefits per man-hour. Our largest area of increase was employee benefits, primarily self-insured health claims, which increased by $11.3 million over 2001. On a same-hospital basis, salaries and benefits decreased as a percentage of revenues to 38.2% in 2002 from 39.2% in 2001. On a same-hospital basis, our salaries and benefits per equivalent admission grew 3.7%. In addition, our same-hospital contract labor increased by $2.1 million, or 29.4%, in 2002 over 2001 as a result of clinical labor shortages in some of our communities.

      Supply costs decreased as a percentage of revenues to 12.4% in 2002 from 12.7% in 2001. This decrease is primarily the result of the savings utilizing the group-purchasing and supplies management services of HealthTrust Purchasing Group, which makes certain national supply and equipment contracts available to our facilities.

      Other operating expenses decreased as a percentage of revenues to 18.1% in 2002 from 19.4% in 2001. The decrease was primarily the result of a decrease in physician recruiting expense as a percentage of revenues. However, the amount of physician recruiting expense increased to $5.8 million in 2002 from $5.7 million in 2001.

      Provision for doubtful accounts increased as a percentage of revenues to 7.0% in 2002 from 6.7% in 2001. On a same-hospital basis, our provision for doubtful accounts decreased as a percentage of revenues to 6.6% for 2002 from 6.8% for 2001 primarily as a result of an improvement in same-hospital collections from all payor sources.

      Depreciation and amortization expense increased to $35.0 million in 2002 from $32.0 million in 2001, primarily as a result of our 2001 and 2002 acquisitions and our increase in capital expenditures during 2002. This was partially offset by the cessation of goodwill amortization required by Statement of Financial Accounting Standards ("SFAS") No. 142, which was effective January 1, 2002. Goodwill amortization during 2001 was $1.6 million.

      We repurchased all of our $150.0 million 10 3/4% Senior Subordinated Notes during 2002. In connection with these repurchases, we incurred debt retirement costs of $31.0 million which consisted of $26.5 million in premiums, commissions and fees paid for the repurchases and $4.5 million in non-cash net deferred loan cost write-offs.

      The provision for income taxes for 2002 increased to $32.7 million compared to $30.3 million for 2001. The provisions reflect effective income tax rates from continuing operations of 43.3% for 2002 compared to 47.4% for 2001. The effective tax rate decreased primarily due to the decline in the permanent differences between book and taxable income as a percentage of pre-tax income.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY

      Our primary sources of liquidity are cash flows provided by our operations and our revolving credit facility. Our liquidity for 2003 and 2002 was derived primarily from net cash provided by operating activities.

      Cash flows from continuing operations for the years ended December 31 were as follows (in millions):

          SOURCE (USE) OF CASH  FLOWS                                2001                 2002                   2003
          ---------------------------                                ----                 ----                   ----
Operating activities                                              $   112.5            $    114.3              $  105.0
Investing activities                                                  (67.5)               (221.5)                (84.2)
Financing activities                                                  (28.3)                 75.7                 (21.0)
                                                                  ---------            ----------              --------
Net change in cash and cash equivalents from
   continuing operations                                          $    16.7            $    (31.5)             $   (0.2)
                                                                  =========            ==========              ========
Interest payments                                                 $    20.8            $     16.3              $   12.4
                                                                  =========            ==========              ========
Income taxes paid, net                                            $    18.4            $     21.0              $   41.4
                                                                  =========            ==========              ========
Working capital, excluding assets and liabilities held
   for sale, as of December 31                                    $    82.4            $     67.5              $  102.1
                                                                  =========            ==========              ========

2003

      OPERATING ACTIVITIES

      The decrease in cash flows from operating activities in 2003 compared to 2002 primarily reflects:

            - Higher tax payments of approximately $20.4 million in 2003, primarily as a result of the tax benefit associated with our debt retirement costs during 2002, which reduced income tax payments in 2002, and approximately $6.6 million of prepaid tax payments related to our pending IRS examination settlement;

            - Higher revenues in December 2003 compared to December 2002 as a result of higher admissions in December 2003. In addition, some of our Medicare intermediaries experienced some technical difficulties complying with HIPAA as we electronically submitted our bills, thereby slowing our collections. These factors led to a $16.4 million increase in our consolidated accounts receivable balance as of December 31, 2003 compared to December 31, 2002; and

            - An increase in our working capital, excluding assets and liabilities held for sale, by $34.6 million from December 31, 2002 to December 31, 2003. This increase was primarily the result of the increases in accounts receivable and income taxes receivable, as discussed above. The increase in accounts receivable increased our net revenue days in accounts receivable at December 31, 2003, exclusive of our 2002 and 2003 acquisitions, to 37.5 days compared to 35.4 days at December 31, 2002.

      INVESTING ACTIVITIES

      Cash used in investing activities primarily consisted of capital improvement costs of $68.3 million and the purchase of Spring View Hospital for $15.8 million, including direct transaction costs and working capital. We used our available cash to finance the cost of this acquisition. Our routine capital expenditures increased from $18.7 million in 2002 to $22.7 million in 2003 as a result of an increased base of fixed assets.

      FINANCING ACTIVITIES

      Cash used in financing activities consisted primarily of $45.7 million in repurchases of common stock, partially offset by $20.0 million borrowed under our revolving credit facility.

2002

      OPERATING ACTIVITIES

      There was a slight increase in cash flows from operating activities in 2002 compared to 2001. The primary factors that led to this slight increase in spite of our improved results of operations are as follows:

            - Our consolidated accounts receivable increased $28.3 million during 2002. Our net revenue days in accounts receivable at December 31, 2002, exclusive of the recent acquisitions, were
                  35.4 days compared to 31.7 days at December 31, 2001. The difference in days is primarily due to the filing of our cost reports during 2002.

            - There was $8.0 million in non-cash net adjustments to estimated third-party settlements during 2002 that were classified as credit balances in accounts receivable at December 31, 2001. This equates to 4.5 revenue days. The estimated third-party payor settlements account balance of $8.2 million includes $7.9 million payable to Kentucky Medicaid. We paid a total of $6.7 million in cash in the fourth quarter of 2002 on all settlements, $5.8 million of which was paid to Kentucky Medicaid.

      INVESTING ACTIVITIES

      Cash used in investing activities consisted of capital improvement costs of $57.5 million, the purchase of five facilities for approximately $137.1 million, including direct acquisition costs and working capital, and the purchase of the outstanding 30% limited partnership interest in Dodge City Healthcare Group, L.P., the entity that owns and operates 110-bed Western Plains Regional Hospital and affiliated surgery center in Dodge City, Kansas, for $25.0 million. We used our available cash to finance the cost of these transactions.

      FINANCING ACTIVITIES

      Cash provided by financing activities primarily consisted of the $242.5 million net proceeds from our offering of 4-1/2% Convertible Subordinated Notes due 2009. This was partially offset by our repurchase of $150.0 million of our 10-3/4% senior subordinated notes and related debt retirement costs of $26.5 million in premiums, commissions and fees.

CAPITAL RESOURCES

      Our revolving credit facility provides for borrowings up to $200.0 million, expires in June 2006, is guaranteed by substantially all of our current and future subsidiaries and is secured by substantially all of our assets. The revolving credit facility requires that we comply with certain financial covenants, including:

                                                                         REQUIREMENT                LEVEL AT DECEMBER 31, 2003
                                                                         -----------                --------------------------
Maximum permitted consolidated leverage ratio                          < 3.50 to 1.00                      1.57 to 1.00
Maximum permitted consolidated senior leverage ratio                   < 2.50 to 1.00                      0.19 to 1.00
Minimum permitted consolidated interest coverage ratio                 > 3.50 to 1.00                      12.62 to 1.00
Minimum permitted consolidated net worth                               > $269.9 million                   $394.3 million
Maximum capital expenditures - last twelve months                      < $136.1 million                   $ 70.2 million

      The revolving credit facility also requires that we comply with various other covenants, including, but not limited to, restrictions on new indebtedness, the ability to merge or consolidate, asset sales, capital expenditures, acquisitions and dividends, with which we were in compliance as of December 31, 2003. As of December 31, 2003, we had outstanding indebtedness of $20.0 million under our revolving credit facility and letters of credit in the aggregate amount of $13.6 million outstanding, leaving $166.4 million available under our revolving credit facility.

We repaid the $20.0 million of indebtedness outstanding under our revolving credit facility in February 2004 with our available cash.

      The applicable interest rate under the revolving credit facility is based on a rate, at our option, equal to either (i) LIBOR plus a margin ranging from 1.25% to 2.25% or (ii) prime plus a margin ranging from 0% to 0.5%, both depending on our consolidated total debt to consolidated EBITDA ratio, as defined, for the most recent four quarters.

      Our revolving credit facility does not contain provisions that would accelerate the maturity date of our debt upon a downgrade in our credit rating. However, a downgrade in our credit rating could adversely affect our ability to renew our existing credit facility or obtain access to new credit facilities or other capital sources in the future and could increase the cost of such facilities and other capital sources. In 2003, Standard & Poor's upgraded its credit rating on our senior secured debt obligations to BB+. Our Standard & Poor's corporate rating is a BB as of January 31, 2004. We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, special purpose or variable interest entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Accordingly, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

      On May 22, 2002, we sold 4-1/2% Convertible Subordinated Notes due 2009 in the aggregate principal amount of $250 million (the "Convertible Notes"). The net proceeds of approximately $242.5 million were used for acquisitions, capital improvements at our existing facilities, repurchase of our 10-3/4% Senior Subordinated Notes, working capital and general corporate purposes. The Convertible Notes bear interest at the rate of 4-1/2% per year, payable semi-annually on June 1 and December 1. The Convertible Notes are convertible at the option of the holder at any time on or prior to maturity into shares of our common stock at a conversion price of $47.36 per share. The conversion price is subject to adjustment in certain circumstances. We may redeem all or a portion of the Convertible Notes on or after June 3, 2005, at the then current redemption prices, plus accrued and unpaid interest. Holders of the Convertible Notes may require us to repurchase all of the holder's Convertible Notes at 100% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. The Convertible Notes are unsecured and subordinated to our existing and future senior indebtedness and senior subordinated indebtedness. The Convertible Notes rank junior to our other liabilities. The indenture governing the Convertible Notes does not contain any financial covenants. A total of 5,278,825 shares of common stock have been reserved for issuance upon conversion of the Convertible Notes.

LIQUIDITY AND CAPITAL RESOURCES OUTLOOK

      We expect the level of capital expenditures in 2004 to be approximately $90.0 million. We have large projects in process at a number of our facilities. We are reconfiguring some of our hospitals to more effectively accommodate patient services and restructuring existing surgical capacity in some of our hospitals to permit additional patient volume and a greater variety of services. At December 31, 2003, we had projects under construction with an estimated additional cost to complete and equip of approximately $88.2 million. We anticipate that these projects will be completed over the next three years. We anticipate funding these expenditures through cash provided by operating activities, available cash and borrowings under our revolving credit facility.

      Our business strategy contemplates the acquisition of additional hospitals, and we regularly review potential acquisitions. These acquisitions may, however, require additional financing. We regularly evaluate opportunities to sell additional equity or debt securities, obtain credit facilities from lenders or restructure our long-term debt or equity for strategic reasons or to further strengthen our financial position. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders.

      We have never declared or paid dividends on our common stock. We intend to retain future earnings to finance the growth and development of our business and, accordingly, do not currently intend to declare or pay any dividends on our common stock. Our Board of Directors will evaluate our future earnings, results of operations, financial condition and capital requirements in determining whether to declare or pay cash dividends. Delaware law prohibits us from paying any dividends unless we have capital surplus or net profits available for this purpose. In addition, our credit facilities impose restrictions on our ability to pay dividends. We repurchased approximately 2.1 million shares of our common stock for an aggregate price of approximately $45.7 million during 2003. Please refer to Part II, Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in our 2003 Annual Report on Form 10-K for a discussion of our share repurchase program.

      We believe that cash flows from operations, amounts available under our revolving credit facility and our anticipated access to capital markets are sufficient to meet expected liquidity needs, planned capital expenditures, potential acquisitions and other expected operating needs over the next three years.


CONTRACTUAL OBLIGATIONS

      We have various contractual obligations, which are recorded as liabilities in our consolidated financial statements. Other items, such as certain purchase commitments and other executory contracts, are not recognized as liabilities in our consolidated financial statements but are required to be disclosed. For example, we are required to make certain minimum lease payments for the use of property under certain of our operating lease agreements.

      The following table summarizes our significant contractual obligations as of December 31, 2003, including discontinued operations, and the future periods in which such obligations are expected to be settled in cash (in millions):

                                                     Payments Due by Period
                                    --------------------------------------------------------
                                             Less than
CONTRACTUAL OBLIGATIONS             Total      1 Year   1-3 Years   4-5 Years  After 5 Years
-----------------------             -----      ------   ---------   ---------  -------------
Long-term debt obligations (a)      $331.0     $ 31.3     $ 22.5      $ 22.5      $254.7
Capital lease obligations (b)          0.5        0.3        0.2           -           -
Operating lease obligations(c)        21.2        6.0        7.3         3.7         4.2
Purchase obligations (d)             107.0       55.7       31.4         1.5        18.4
Other long-term liabilities (b)          -          -          -           -           -
                                    ------     ------     ------      ------      ------
     Total                          $459.7     $ 93.3     $ 61.4      $ 27.7      $277.3
                                    ======     ======     ======      ======      ======

      (a) Included in long-term debt obligations are principal and interest owed on our Convertible Notes and on our revolving credit facility. In addition, "Less than 1 Year" in the above table includes the $20.0 million of outstanding indebtedness under our revolving credit facility during the first quarter of 2004 even though we were not contractually obligated to make this payment until 2006. These obligations are explained further in Note 6 of our consolidated financial statements in this report.

      (b) We had a $28.6 million other long-term liability balance on our consolidated balance sheet as of December 31, 2003. This balance reflected a $27.5 million reserve for professional and general liability claims, $0.2 million related to capital leases and $0.9 million related to other liabilities. We excluded the $27.5 million reserve for professional and general liability claims and $0.9 million of other liabilities from this table due to the uncertainty of the dollar amounts to be ultimately paid as well as the timing of such amounts. Please refer to the "Critical Accounting Estimates - Professional and General Liability Reserves" in the section above for more information.

      (c) We enter into operating leases in the normal course of business. Substantially all of our lease agreements have fixed payment terms based on the passage of time. Some lease agreements provide us with the option to renew the lease. Our future operating lease obligations would change if we exercised these renewal options and if we entered into additional operating lease agreements. The above table reflects our future minimum operating lease payments. Please refer to Note 8 of our consolidated financial statements in this report for more information regarding our operating leases.

      (d) The following table summarizes our significant purchase obligations as of December 31, 2003 and the future periods in which such obligations are expected to be settled in cash (in millions):

                                                                          Payments Due by Period
                                                             Less than
PURCHASE OBLIGATIONS                          Total            1 Year          1-3 Years         4-5 Years     After 5 Years
--------------------                          -----            ------          ---------         ---------     -------------
HCA-IT services  (e)                       $     34.6        $     12.3        $    22.3         $      -         $    -
Capital expenditure obligations (f), (g)         32.6              14.2                -                -           18.4
Physician commitments (h)                        11.1               9.4              1.7                -              -
GEMS obligations (i)                             13.8              11.0              2.8                -              -
Other purchase obligations (j)                   14.9               8.8              4.6              1.5              -
                                           ----------        ----------        ---------         --------         ------
    Total                                  $    107.0        $     55.7        $    31.4         $    1.5         $ 18.4
                                           ==========        ==========        =========         ========         ======

      (e) HCA-IT provides various information systems services, including, but not limited to, financial, clinical, patient accounting and network information services to us under a seven-year contract that expires in May 2006. An amendment dated April 28, 2004 extended this contract through December 31, 2009. This amendment was filed as an exhibit to our Quarterly Report on Form 10-Q for the three months ended March 31, 2004. The amounts in the above table are based on estimated fees that will be charged to our 29 hospitals as of December 31, 2003. These fees will increase if we acquire a hospital and use HCA-IT for information system conversion services at the acquired hospital.

      (f) Capital expenditure obligations include $7.5 million in purchase orders for medical equipment and $25.1 million in committed capital improvements remaining under two asset purchase agreements. Please refer to Note 8 of our consolidated financial statements in this report for more information on our committed capital improvements.

      (g) We had projects under construction with an estimated additional cost to complete and equip of approximately $88.2 million as of December 31, 2003. Since we can terminate substantially all of the related construction contracts at any time without paying a termination fee, such cost is excluded from the above table except for the amounts disclosed in footnote (f) above.

      (h) In consideration for a physician relocating to one of our communities and agreeing to engage in private practice for the benefit of the respective community, we may loan certain amounts to a physician, normally over a period of one year, to assist in establishing his or her practice. We have committed to advance a maximum amount of approximately $27.8 million as of December 31, 2003. The actual amount of such commitments to be advanced often depends upon the financial results of a physician's private practice during the loan period. The physician commitment amounts reflected in the above table were estimated based on our historical amounts actually paid to physicians.

      (i) General Electric Medical Services ("GEMS") provides diagnostic imaging equipment maintenance and bio-medical services to us pursuant to a contract that expires in the first quarter of 2005. The amounts in the above table reflect our obligation based on the equipment we owned as of December 31, 2003.

      (j) Reflects our minimum commitments to purchase goods or services under non-cancelable contracts as of December 31, 2003.

OFF-BALANCE SHEET ARRANGEMENTS

      We had standby letters of credit outstanding of approximately $13.6 million as of December 31, 2003. Of this amount, $13.4 million was related to the self-insured retention levels of our professional and general liability insurance programs as security for the payment of claims and $0.2 million was related to obligations to certain utility companies.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

      We adopted SFAS No. 145 effective January 1, 2003, which required a reclassification of debt retirement costs from an extraordinary loss to a component of income before income taxes. The Financial Accounting Standards

Board ("FASB") issued SFAS No. 145 "Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB No. 13, and Technical Corrections" ("SFAS No. 145") in April 2002. Under certain provisions of SFAS No. 145, gains and losses related to the extinguishment of debt are no longer segregated on the income statement as extraordinary items net of the effect of income taxes. Instead, these gains and losses are included as a component of income before income taxes. The provisions of SFAS No. 145 were effective for fiscal years beginning after May 15, 2002. Any gain or loss on early extinguishment of debt that was classified as an extraordinary item in prior periods presented that did not meet the criteria in APB Opinion No. 30 for classification as an extraordinary item was reclassified upon adoption.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") which requires the consolidation of variable interest entities. FIN 46, as revised, is applicable to financial statements of companies that have interests in "special purpose entities," during 2003. Effective as of the first quarter of 2004, FIN 46 is applicable to financial statements of companies that have interests in all other types of entities. However, disclosures are required currently if we expect to consolidate any variable interest entities. We do not currently believe that any material entities will be consolidated with us as a result of FIN 46.

      In May 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments and hedging activities. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003. We do not expect SFAS No. 149 to have a material impact on our future results of operations or financial position.

      We adopted SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150") on July 1, 2003. SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity, such as redeemable preferred stock and certain equity derivatives that frequently are used in connection with share repurchase programs. On October 29, 2003, the FASB voted to defer for an indefinite period the application of SFAS No. 150 to classification of noncontrolling interests of limited-life subsidiaries. Neither the adoption of SFAS No. 150 nor the deferral had a material impact on our results of operations or financial position.

SEASONALITY

      We typically experience higher patient volumes and revenues in the first and fourth quarters of each year. We typically experience such seasonal volume and revenue peaks because more people generally become ill during the winter months, which in turn results in significant increases in the number of patients we treat during those months.

INFLATION

      The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when shortages in marketplaces occur. In addition, suppliers and insurers pass along rising costs to us in the form of higher prices. Our ability to pass on these increased costs is limited because of increasing regulatory and competitive pressures. Accordingly, inflationary pressures could have a material adverse effect on our results of operations.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                          PAGE
                                                                                                          ----
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm.........................        F-2
Consolidated Statements of Operations -- for the years ended December 31, 2001, 2002 and 2003......        F-3
Consolidated Balance Sheets -- December 31, 2002 and 2003..........................................        F-4
Consolidated Statements of Cash Flows -- for the years ended December 31, 2001, 2002 and 2003......        F-5
Consolidated Statements of Stockholders' Equity -- for the years ended December 31, 2001, 2002
     and 2003......................................................................................        F-6
Notes to Consolidated Financial Statements.........................................................        F-7

   REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
LifePoint Hospitals, Inc.

We have audited the accompanying consolidated balance sheets of LifePoint Hospitals, Inc. (the "Company") as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LifePoint Hospitals, Inc. at December 31, 2002 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 2002, the Company changed its method of accounting for certain intangible assets.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB No. 13, and Technical Corrections," effective January 1, 2003 resulting in a reclassification of debt retirement costs from an extraordinary loss to a component of income before income taxes.

                                                           /s/ Ernst & Young LLP

Nashville, Tennessee
February 13, 2004, except for Notes 1, 3 and 12, as to which the date is October 26, 2004

                            LIFEPOINT HOSPITALS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                 2001         2002         2003
                                                               --------     --------     --------
Revenues ..................................................    $  591.3     $  714.9     $  875.6

Salaries and benefits .....................................       232.5        280.0        352.3
Supplies ..................................................        74.9         88.7        114.2
Other operating expenses ..................................       115.0        129.6        155.4
Provision for doubtful accounts ...........................        39.7         49.8         74.1
Depreciation and amortization .............................        32.0         35.0         43.1
Interest expense, net .....................................        18.1         13.3         12.8
Debt retirement costs .....................................         2.6         31.0           --
ESOP expense ..............................................        10.4          9.7          6.9
Gain on previously impaired assets ........................        (0.5)          --           --
                                                               --------     --------     --------
                                                                  524.7        637.1        758.8
                                                               --------     --------     --------
Income from continuing operations before minority interests
  and income taxes ........................................        66.6         77.8        116.8
Minority interests in earnings of consolidated entities ...         2.7          2.2          0.7
                                                               --------     --------     --------
Income from continuing operations before income taxes .....        63.9         75.6        116.1
Provision for income taxes ................................        30.3         32.7         45.9
                                                               --------     --------     --------
    Income from continuing operations .....................        33.6         42.9         70.2
    Loss from discontinued operations, net of income taxes         (0.3)        (1.4)        (1.7)
                                                               --------     --------     --------
Net income ................................................    $   33.3     $   41.5     $   68.5
                                                               ========     ========     ========

Basic earnings (loss) per share:
    Continuing operations .................................    $   0.94     $   1.14     $   1.89
    Discontinued operations ...............................       (0.01)       (0.03)       (0.05)
                                                               --------     --------     --------
         Net income .......................................    $   0.93     $   1.11     $   1.84
                                                               ========     ========     ========

Diluted earnings (loss) per share:
    Continuing operations .................................    $   0.91     $   1.10     $   1.80
    Discontinued operations ...............................       (0.01)       (0.03)       (0.04)
                                                               --------     --------     --------
         Net income .......................................    $   0.90     $   1.07     $   1.76
                                                               ========     ========     ========

    The accompanying notes are an integral part of the consolidated financial statements.

                            LIFEPOINT HOSPITALS, INC.

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2003
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                           2002         2003
                                                                                         --------     --------
                                     ASSETS
Current assets:
  Cash and cash equivalents .......................................................      $   23.0     $   20.6
  Accounts receivable, less allowances for doubtful accounts of $109.1 and $111.7
    at December 31, 2002 and 2003, respectively ...................................          85.0        101.4
  Inventories .....................................................................          19.8         21.7
  Assets held for sale ............................................................          35.5         34.7
  Income taxes receivable .........................................................            --          7.4
  Deferred income taxes and other current assets ..................................          14.8         19.5
                                                                                         --------     --------
                                                                                            178.1        205.3
Property and equipment:
  Land ............................................................................          17.4         18.5
  Buildings and improvements ......................................................         319.7        347.2
  Equipment .......................................................................         285.8        315.7
  Construction in progress (estimated cost to complete and equip after
    December 31, 2003 -- $88.2) ...................................................          15.7         28.2
                                                                                         --------     --------
                                                                                            638.6        709.6
  Accumulated depreciation ........................................................        (229.0)      (265.7)
                                                                                         --------     --------
                                                                                            409.6        443.9

Deferred loan costs, net ..........................................................           8.6          7.0
Intangible assets, net ............................................................           4.3          4.2
Other .............................................................................           0.3           --
Goodwill ..........................................................................         132.6        138.6
                                                                                         --------     --------
                                                                                         $  733.5     $  799.0
                                                                                         ========     ========
                             LIABILITIES AND EQUITY

Current liabilities:
  Accounts payable ................................................................      $   28.5     $   30.9
  Accrued salaries ................................................................          24.1         25.4
  Liabilities held for sale .......................................................           0.3          0.3
  Other current liabilities .......................................................          14.3          9.7
  Estimated third-party payor settlements .........................................           8.2          2.5
                                                                                         --------     --------
                                                                                             75.4         68.8

Long-term debt ....................................................................         250.0        270.0
Deferred income taxes .............................................................          24.9         35.9
Professional and general liability claims and other liabilities ...................          25.6         28.6

Minority interest in equity of consolidated entity ................................            --          1.4
Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares
     issued .......................................................................            --           --
  Common stock, $.01 par value; 90,000,000 shares authorized; 39,550,540 shares and 39,084,396 shares issued at December 31, 2002 and 2003,
    respectively ..................................................................           0.4          0.4
  Capital in excess of par value ..................................................         297.2        301.7
  Unearned ESOP compensation ......................................................         (19.3)       (16.1)
  Retained earnings ...............................................................          79.3        137.2
  Less common stock in treasury, at cost, 1,198,800 shares at December 31, 2003 ...            --        (28.9)
                                                                                         --------     --------
                                                                                            357.6        394.3
                                                                                         --------     --------
                                                                                         $  733.5     $  799.0
                                                                                         ========     ========

    The accompanying notes are an integral part of the consolidated financial statements.

                            LIFEPOINT HOSPITALS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003
                              (DOLLARS IN MILLIONS)


                                                                                 2001        2002         2003
                                                                               -------      -------      -------
Cash flows from continuing operating activities:
  Net income .............................................................     $  33.3      $  41.5      $  68.5
  Adjustments to reconcile net income to net cash
    provided by continuing operating activities:
       Loss from discontinued operations, net of income taxes ............         0.3          1.4          1.7
       Depreciation and amortization .....................................        32.0         35.0         43.1
       Debt retirement costs .............................................         2.6         31.0           --
       ESOP expense ......................................................        10.4          9.7          6.9
       Minority interests in earnings of consolidated entities ...........         2.7          2.2          0.7
       Deferred income taxes .............................................         6.9          3.0          8.9
       Reserve for professional and general liability claims, net ........         7.0          9.2          2.4
       Tax benefit from employee stock plans .............................         8.1          1.7          2.3
       Increase (decrease) in cash from operating assets and
           liabilities, net of effects from acquisitions:
           Accounts receivable ...........................................        (0.7)       (15.4)       (15.5)
           Inventories and other current assets ..........................        (0.4)        (3.1)        (4.8)
           Accounts payable and accrued expenses .........................         2.6          1.1          2.2
           Income taxes payable ..........................................        (3.5)         6.9         (7.5)
           Estimated third-party payor settlements .......................        10.0        (10.2)        (5.7)
    Other ................................................................         1.2          0.3          1.8
                                                                               -------      -------      -------
         Net cash provided by continuing operating activities ............       112.5        114.3        105.0
                                                                               -------      -------      -------

Cash flows from continuing investing activities:
  Purchase of property and equipment .....................................       (35.0)       (57.5)       (68.3)
  Acquisitions, net of cash acquired .....................................       (36.5)      (137.1)       (16.5)
  Purchase of minority interest in joint venture .........................          --        (25.0)          --
  Other ..................................................................         4.0         (1.9)         0.6
                                                                               -------      -------      -------
         Net cash used in continuing investing activities ................       (67.5)      (221.5)       (84.2)
                                                                               -------      -------      -------

Cash flows from continuing financing activities:
  Repurchase of common stock .............................................          --           --        (45.7)
  Proceeds from issuance of convertible notes, net .......................          --        242.5           --
  Repurchase of senior subordinated notes ................................          --       (176.5)          --
  Proceeds from stock offering, net ......................................       100.4           --           --
  Repayment under revolving credit facility ..............................      (139.3)          --           --
  Borrowing under revolving credit facility ..............................          --           --         20.0
  Proceeds from exercise of stock options ................................        12.2          3.0          3.7
  Proceeds from employee loan repayments .................................         1.5          5.7           --
  Other ..................................................................        (3.1)         1.0          1.0
                                                                               -------      -------      -------
         Net cash (used in) provided by continuing financing activities ..       (28.3)        75.7        (21.0)
                                                                               -------      -------      -------

Net cash provided by (used in) continuing operations .....................        16.7        (31.5)        (0.2)
Net cash provided by (used in) discontinued operations ...................         0.8         (2.7)        (2.2)
                                                                               -------      -------      -------
Change in cash and cash equivalents ......................................        17.5        (34.2)        (2.4)
Cash and cash equivalents at beginning of year ...........................        39.7         57.2         23.0
                                                                               -------      -------      -------
Cash and cash equivalents at end of year .................................     $  57.2      $  23.0      $  20.6
                                                                               =======      =======      =======

Supplemental disclosure of cash flow information:
  Interest payments ......................................................     $  20.8      $  16.3      $  12.4
                                                                               -------      -------      -------
  Capitalized interest ...................................................     $   0.7      $   0.8      $   0.8
                                                                               =======      =======      =======
  Income taxes paid, net .................................................     $  18.4      $  21.0      $  41.4
                                                                               -------      -------      -------

    The accompanying notes are an integral part of the consolidated financial statements.

                            LIFEPOINT HOSPITALS, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003
                              (AMOUNTS IN MILLIONS)


                                                                                         NOTES
                                                                CAPITAL                RECEIVABLE
                                             COMMON STOCK      IN EXCESS    UNEARNED   FOR SHARES
                                          ------------------       OF         ESOP       SOLD TO    RETAINED    TREASURY
                                          SHARES      AMOUNT   PAR VALUE  COMPENSATION  EMPLOYEES   EARNINGS     STOCK       TOTAL
                                          ------      ------   ---------  ------------ ----------   --------    --------     ------
Balance at December 31, 2000 .......        34.7      $  0.3     $156.5      $(25.7)     $ (7.2)     $  4.5      $   --      $128.4
 Net income ........................          --          --         --          --          --        33.3          --        33.3
 ESOP compensation earned ..........          --          --        7.2         3.2          --          --          --        10.4
 Exercise of stock options,
   including tax benefits and
   other ...........................         0.9          --       20.5          --          --          --          --        20.5
 Stock issued in connection with
   employee stock purchase
   plans ...........................          --          --        0.5          --          --          --          --         0.5
 Proceeds from employee loan
   repayments ......................          --          --         --          --         1.5          --          --         1.5
 Issuance of common stock from
   Offering ........................         3.7         0.1      100.3          --          --          --          --       100.4
                                          ------      ------     ------      ------      ------      ------      ------      ------
Balance at December 31, 2001 .......        39.3         0.4      285.0       (22.5)       (5.7)       37.8          --       295.0
 Net income ........................          --          --         --          --          --        41.5          --        41.5
 ESOP compensation earned ..........          --          --        6.5         3.2          --          --          --         9.7
 Exercise of stock options,
   including tax benefits and
   other ...........................         0.3          --        4.7          --          --          --          --         4.7
 Stock issued in connection with
   employee stock purchase plans ...          --          --        1.0          --          --          --          --         1.0
 Proceeds from employee loan
   repayments ......................          --          --         --          --         5.7          --          --         5.7
                                          ------      ------     ------      ------      ------      ------      ------      ------

Balance at December 31, 2002 .......        39.6         0.4      297.2       (19.3)         --        79.3          --       357.6
 Net income ........................          --          --         --          --          --        68.5          --        68.5
 ESOP compensation earned ..........          --          --        3.7         3.2          --          --          --         6.9
 Exercise of stock options,
   including tax benefits and
   other ...........................         0.3          --        6.0          --          --          --          --         6.0
 Stock activity in connection with
   employee stock purchase plans ...         0.1          --        1.3          --          --        (0.3)         --         1.0
Repurchases and retirement
    of common stock ................        (0.9)         --       (6.5)         --          --       (10.3)         --       (16.8)
 Purchases of treasury stock
    at cost ........................        (1.2)         --         --          --          --          --       (28.9)      (28.9)
                                          ------      ------     ------      ------      ------      ------      ------      ------
Balance at December 31, 2003 .......        37.9      $  0.4     $301.7      $(16.1)     $   --      $137.2      $(28.9)     $394.3
                                          ======      ======     ======      ======      ======      ======      ======      ======

    The accompanying notes are an integral part of the consolidated financial statements.

                            LIFEPOINT HOSPITALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

      LifePoint Hospitals, Inc. is a holding company. Its subsidiaries own, lease and operate their respective facilities and other assets. The term "LifePoint" or the "Company" as used herein refers to LifePoint Hospitals, Inc. and its subsidiaries, unless otherwise stated or indicated by context. As of December 31, 2003, the Company operated 29 general, acute care hospitals with an aggregate of 2,737 licensed beds in non-urban communities. The Company's hospitals are located in the states of Alabama, Florida, Kansas, Kentucky, Louisiana, Tennessee, Utah, West Virginia and Wyoming. During the third quarter of 2004, the Company committed to divest its 56-bed Bartow Memorial Hospital ("Bartow") located in Bartow, Florida. The operations of Bartow have been reflected as discontinued operations, as further discussed in Note 3. The Company's remaining 28 hospitals are reported as continuing operations.

      The majority of the Company's expenses are "cost of revenue" items. Costs that could be classified as "general and administrative" by the Company would include the LifePoint corporate office costs, which were $19.0 million, $20.8 million and $23.6 million for the years ended December 31, 2001, 2002, and 2003, respectively.

      The Company became independent and publicly traded on May 11, 1999 when HCA Inc. ("HCA") distributed all outstanding shares of the Company's common stock to its stockholders in a spin-off transaction.

PRINCIPLES OF CONSOLIDATION

      The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries and entities controlled by the Company through the Company's direct or indirect ownership of a majority interest and exclusive rights granted to the Company as the sole general partner of such entities. All significant intercompany accounts and transactions within the Company have been eliminated in consolidation.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments.

      As of December 31, 2003, the Company had outstanding debt of $270.0 million, comprised of the $250.0 million of the Company's 4-1/2% Convertible Subordinated Notes due June 1, 2009 (the "Convertible Notes") and $20.0 million of indebtedness under the Company's revolving credit facility. As of December 31, 2003, the fair value of the Company's Convertible Notes was $251.9 million, based on the quoted market price at December 31, 2003. At December 31, 2003, the fair value of the indebtedness under the Company's revolving credit facility approximated the carrying value.

REVENUE RECOGNITION AND ALLOWANCE FOR CONTRACTUAL DISCOUNTS

      The Company recognizes revenues in the period in which services are performed. Accounts receivable primarily consist of amounts due from third-party payors and patients. Amounts the Company receives for treatment of patients covered by governmental programs such as Medicare and Medicaid and other third-party payors such as health maintenance organizations, preferred provider organizations and other private insurers are generally less than the Company's established billing rates. Accordingly, the revenues and accounts receivable reported in the Company's consolidated financial statements are recorded at the amount expected to be received.

      The Company derives a significant portion of its revenues from Medicare, Medicaid and other payors that receive discounts from our standard charges. The Company must estimate the total amount of these discounts to prepare its consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and are subject to interpretation and adjustment. The Company estimates the allowance for contractual discounts on a payor-specific basis given its interpretation of the applicable regulations or contract terms. These interpretations sometimes result in payments that differ from the Company's estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating regular review and assessment of the estimation process by management. Changes in estimates related to the allowance for contractual discounts affect revenues reported in the Company's consolidated statements of operations.

      Settlements under reimbursement agreements with third-party payors are estimated and recorded in the period the related services are rendered and are adjusted in future periods as final settlements are determined. There is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. The net adjustments to estimated third-party payor settlements resulted in increases to revenues from continuing operations of $1.8 million, $13.0 million and $6.0 million for the years ended December 31, 2001, 2002 and 2003, respectively. Management believes that adequate provisions have been made for adjustments that may result from final determination of amounts earned under these programs.

      During the years ended December 31, 2001, 2002 and 2003, approximately 46.6%, 47.0% and 46.8%, respectively, of the Company's revenues from continuing operations related to patients participating in the Medicare and Medicaid programs. Management recognizes that revenues and receivables from government agencies are significant to the Company's operations, but it does not believe that there are significant credit risks associated with these government agencies. Management does not believe that there are any other significant concentrations of revenues from any particular payor that would subject the Company to any significant credit risks in the collection of its accounts receivable.

      Laws and regulations governing Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing that would have a material effect on the Company's financial statements. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

      The Company's revenue is particularly sensitive to regulatory and economic changes in Kentucky and Tennessee. As of December 31, 2003, the Company operated 29 hospitals with eight located in the commonwealth of Kentucky and seven located in the state of Tennessee. The Company generated 41.1%, 39.5% and 34.5% of its revenues from continuing operations from its Kentucky hospitals (including 4.5%, 4.1% and 3.7% from state-sponsored Medicaid programs) and 23.4%, 24.6% and 20.5% from its Tennessee hospitals (including 3.4%, 3.2% and 2.8% from the state-sponsored TennCare program) for the years ended December 31, 2001, 2002 and 2003, respectively.

CASH AND CASH EQUIVALENTS

      Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less. The Company places its cash in financial institutions that are federally insured.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

      Accounts receivable primarily consist of amounts due from third-party payors and patients. The Company's ability to collect outstanding receivables is critical to its results of operations and cash flows. To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value. The primary uncertainty of such allowances lies with uninsured patient receivables and deductibles, co-payments or other amounts due from individual patients.

      The Company has an established process to determine the adequacy of the allowance for doubtful accounts that relies on a number of analytical tools and benchmarks to arrive at a reasonable allowance. No single statistic or measurement determines the adequacy of the allowance for doubtful accounts. Some of the analytical tools that the Company utilizes include, but are not limited to, historical cash collection experience, revenue trends by payor classification and revenue days in accounts receivable. Accounts receivable are written off after collection efforts have been followed in accordance with the Company's policies.

      A summary of activity in the Company's allowance for doubtful accounts is as follows (in millions):

                                                 BALANCES     ADDITIONS    ACCOUNTS
                                                    AT       CHARGED TO  WRITTEN OFF,               BALANCES
                                                 BEGINNING    COSTS AND     NET OF                   AT END
                                                  OF YEAR   EXPENSES (a)  RECOVERIES  ACQUISITIONS  OF YEAR
                                                 ---------  ------------ ------------ ------------  --------
Allowance for doubtful accounts:
  Year ended December 31, 2001................    $  52.3      $  45.8     $  (43.7)     $   4.6    $   59.0
  Year ended December 31, 2002................       59.0         55.2        (48.6)        43.5       109.1
  Year ended December 31, 2003................      109.1         81.5        (78.9)          --       111.7

----------

(a) Additions charged to costs and expenses include amounts related to the Company's continuing operations and the operations of Bartow, which is reflected as discontinued operations in the Company's accompanying consolidated financial statements.

INVENTORIES

      Inventories are stated at the lower of cost (first-in, first-out) or market.

LONG-LIVED ASSETS

(a)   PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost less accumulated depreciation. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase capacities or extend useful lives are capitalized. Depreciation is computed by applying the straight-line method over the estimated useful lives of buildings and improvements (10 to 40 years) and equipment (3 to 10 years). Interest on funds used to pay for the construction of major capital additions is included in the cost of each capital addition. Depreciation expense from continuing operations was $31.9 million, $34.7 million and $42.4 million for the years ended December 31, 2001, 2002 and 2003, respectively.

      The Company evaluates its long-lived assets for possible impairment whenever circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future cash flows, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). Fair value estimates are derived from independent appraisals, established market values of comparable assets, or internal calculations of estimated future net cash flows. The Company's estimates of future cash flows are based on assumptions and projections it believes to be reasonable and supportable. The Company's assumptions take into account revenue and expense growth rates, patient volumes, changes in payor mix, and changes in legislation and other payor payment patterns. These assumptions vary by type of facility.

(b) GOODWILL AND INTANGIBLE ASSETS

      Under SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed at least annually for impairment. The amortization provisions of SFAS No. 142 applied to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company adopted SFAS No. 142, effective January 1, 2002. Pursuant to SFAS No. 142, the Company completed its transition impairment tests of goodwill during the second quarter of 2002 and did not incur an impairment charge. The Company also performed its annual impairment tests as of October 1, 2002 and 2003 and did not incur an impairment charge.

      The Company's intangible assets relate to non-competition agreements and certificates of need. Non-competition agreements are amortized over the terms of the agreements. The certificates of need were determined to have indefinite lives by an independent appraiser and, accordingly, are not amortized. See Note 4 for a summary of goodwill and intangible assets and the effects of adopting SFAS No. 142.

DISCONTINUED OPERATIONS

      In accordance with the provisions of SFAS No. 144, the Company has presented the operating results, financial position and cash flows of Bartow as discontinued operations in the accompanying consolidated financial statements as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003. The results of operations of Bartow have been reflected as discontinued operations, net of taxes, in the accompanying consolidated statements of operations and certain assets and liabilities of Bartow that are anticipated to be sold are reflected as assets held for sale and liabilities held for sale in the accompanying consolidated balance sheets, as further described in Note 3.

INCOME TAXES

      The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income. To the extent the Company believes that recovery is not likely, a valuation allowance is established. To the extent the Company establishes a valuation allowance or increases this allowance, the Company must include an expense within the provision for income taxes in the consolidated statements of income.

PROFESSIONAL AND GENERAL LIABILITY CLAIMS

      Given the nature of the Company's operating environment, the Company is subject to potential medical malpractice lawsuits and other claims. To mitigate a portion of this risk, the Company maintained insurance for individual malpractice claims exceeding $1.0 million for 2001. For 2002, the Company increased its self-insured retention level to $10.0 million on individual malpractice claims. For 2003, the Company lowered its self-insured retention level to $5.0 million on individual malpractice claims and for 2004, the Company increased its self-insured retention level back up to $10.0 million. The Company's reserves for professional and general liability claims are based upon independent actuarial calculations, which consider historical claims data, demographic considerations, severity factors, industry trends and other actuarial assumptions in the determination of reserve estimates. This estimate is discounted to its present value using a 5.0% rate.

      The Company implemented enhanced risk management processes in monitoring claims and managing losses in high-risk areas during 2002 and 2003 to attempt to reduce loss levels and appropriately manage risk. During 2003, the Company improved its estimation process for determining its reserves for professional and general liability claims by expanding from using one actuary to using multiple actuaries. The Company uses the calculations of each actuary by averaging each actuary's results into the determination of its recorded reserve levels. This averaging process results in a refined estimation approach that the Company believes produces a more reliable estimate of ultimate losses. Based upon using multiple actuarial valuations performed using recent loss information, the change in the estimation process during 2003 decreased the Company's reserves for professional and general liability claims and the Company's cost for professional and general liability claims by approximately $7.4 million on a pre-tax basis, or $0.10 per diluted share. Of the $7.4 million reduction, $4.8 million relates to estimates for losses prior to 2003 and $2.6 million relates to losses for 2003.

      Actuarial calculations include a large number of variables that may significantly impact the estimate of ultimate losses that are recorded during a reporting period. Professional judgment is used by each actuary in determining the loss estimates by selecting factors that are considered appropriate by the actuary for the Company's specific circumstances. Changes in assumptions used by the Company's actuaries with respect to demographics, industry trends and judgmental selection of factors may impact the Company's recorded reserve levels.

      The reserve for professional and general liability claims as of the balance sheet date reflects the current estimate of all outstanding losses, including incurred but not reported losses, based upon actuarial calculations. The loss estimates included in the actuarial calculations may change in the future based upon updated facts and circumstances. The reserve for professional and general liability claims was $25.1 million and $27.5 million at December 31, 2002 and 2003, respectively.

      The Company's cost for professional and general liability claims each year includes: the actuarially determined estimate of losses for the current year, including claims incurred but not reported; the change in the estimate of losses for prior years based upon actual claims development experience as compared to prior actuarial projections; the insurance premiums for losses in excess of our self-insured retention level; the administrative costs of the insurance program; and interest expense related to the discounted portion of the liability. The total cost of professional and general liability claims of continuing operations for the years ended December 31, 2001, 2002 and 2003 was approximately $10.8 million, $10.8 million and $8.3 million, respectively.

PHYSICIAN RECRUITING COSTS

      Physician recruiting costs are expensed when incurred and are included in other operating expenses in the accompanying consolidated statements of income. Physician recruiting expenses of continuing operations were $5.7 million, $5.8 million and $12.0 million for the years ended December 31, 2001, 2002 and 2003, respectively. See Note 8 for a discussion on the Company's commitments to advance amounts to recruited physicians.

COMPREHENSIVE INCOME

      SFAS No. 130, "Reporting Comprehensive Income", requires that changes in certain amounts that are recorded directly to stockholders' equity be shown in the financial statements as a component of comprehensive income. For the years ended December 31, 2001, 2002 and 2003, the Company had no items of comprehensive income recorded directly to stockholders' equity. Therefore, comprehensive income is equivalent to net income.

SEGMENT REPORTING

      The Company's business of providing healthcare services to patients comprises a single reportable operating segment under SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information".

STOCK BASED COMPENSATION

      In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of FASB Statement No. 123" ("SFAS No. 148"). SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 has no material impact on the Company. The Company has included the required disclosures below and in Note 7.

      The Company issues stock options and other stock-based awards to key employees and directors as more fully described in Note 7. SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related FASB Interpretations, under which no compensation cost related to stock plans has been recognized in net income for the years ended December 31, 2001, 2002 and 2003.

      The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation for the years ended December 31, 2001, 2002 and 2003 (dollars in millions, except per share amounts):

                                                         2001       2002(a)      2003
                                                        ------      ------      ------
Net income, as reported ...........................     $ 33.3      $ 41.5      $ 68.5
Less stock-based compensation expense
   determined under fair value based
   method for all awards, net of
   related tax effects ............................       (4.5)       (8.2)       (9.0)
                                                        ------      ------      ------
   Pro forma net income ...........................       28.8        33.3        59.5
   Interest on Convertible Notes, net of taxes ....         --          --         7.8
                                                        ------      ------      ------
   Diluted pro forma net income ...................     $ 28.8      $ 33.3      $ 67.3
                                                        ------      ------      ------

Denominator for basic earnings per share - weighted
   average shares .................................       35.7        37.5        37.2
   Effect of dilutive securities:
        Employee stock options ....................        1.3         1.0         0.7
        Convertible Notes .........................         --          --         5.3
        Other .....................................        0.1         0.1         0.1
                                                        ------      ------      ------
Denominator for diluted earnings per share -
adjusted weighted average shares ..................       37.1        38.6        43.3
                                                        ======      ======      ======
Earnings per share:
   Basic - as reported ............................     $ 0.93      $ 1.11      $ 1.84
                                                        ======      ======      ======
   Basic - pro forma ..............................     $ 0.81      $ 0.89      $ 1.60
                                                        ======      ======      ======

   Diluted - as reported ..........................     $ 0.90      $ 1.07      $ 1.76
                                                        ======      ======      ======
   Diluted - pro forma ............................     $ 0.78      $ 0.86      $ 1.56
                                                        ======      ======      ======

----------
(a) The impact of 3.3 million potential weighted average shares of common stock, if converted, and interest expense related to the Convertible Notes was not included in the computation of diluted earnings per share and pro forma diluted earnings per share because the effect would have been anti-dilutive.

      The per share weighted-average fair value of stock options granted during 2001, 2002 and 2003 was $15.25, $13.99 and $8.02, respectively, on the date of grant using a Black-Scholes option pricing model, assuming no expected dividends and the following weighted average assumptions:

                                                         2001        2002        2003
                                                        ------      ------      ------
Risk free interest rate.............................      4.51%       3.51%       1.90%
Expected life, in years.............................       4.0         3.0         3.0
Expected volatility.................................      45.0%       53.0%       53.0%

EARNINGS PER SHARE

      Earnings per share ("EPS") is based on the weighted average number of common shares outstanding and dilutive stock options, convertible notes and restricted shares, adjusted for the shares issued to the LifePoint Employee Stock Ownership Plan (the "ESOP"). As the ESOP shares are committed to be released, the shares become outstanding for EPS calculations. In addition, the numerator, net income, is adjusted for interest expense related to the Convertible Notes.

USE OF ESTIMATES

      The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

      Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications, primarily for the Company's discontinued operations as described in Note 3, have no impact on total assets, liabilities, stockholders' equity, net income or cash flows.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

      In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statement Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). The Company adopted SFAS No. 145 effective January 1, 2003, which required a reclassification of debt retirement costs from an extraordinary loss to a component of income before income taxes. Under certain provisions of SFAS No. 145, gains and losses related to the early extinguishment of debt are no longer segregated on the income statement as extraordinary items net of the effect of income taxes. Instead, these gains and losses are included as a component of income before income taxes. The provisions of SFAS No. 145 were effective for fiscal years beginning after May 15, 2002. Any gain or loss on early extinguishment of debt that was classified as an extraordinary item in prior periods presented that did not meet the criteria in APB Opinion No. 30 for classification as an extraordinary item was reclassified upon adoption.

      In December 2003, the FASB issued Revised Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46R"), which requires the consolidation of variable interest entities. FIN 46R, as revised, was applicable to financial statements of companies that had interests in "special purpose entities" during 2003. Effective as of the first quarter of 2004, FIN 46R is applicable to financial statements of companies that have interests in all other types of entities. Adoption of FIN 46R had no effect on the Company's financial position, results of operations or cash flows.

      In May 2003, the FASB issued SFAS No 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments and hedging activities. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003. SFAS No. 149 did not have a material impact on the Company's results of operations or financial position.

      The Company adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"), on July 1, 2003. SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity, such as redeemable preferred stock and certain equity derivatives that frequently are used in connection with share repurchase programs. The Company's adoption of SFAS No. 150 did not have a material impact on its results of operation or financial position. On October 29, 2003, the FASB voted to defer for an indefinite period the application of SFAS No. 150 to classification of noncontrolling interests of limited-life subsidiaries. Neither the adoption of SFAS No. 150 nor the deferral had a material impact on the Company's results of operations or financial position.

NOTE 2. ACQUISITIONS

ACQUISITION - 2003

Effective October 1, 2003, the Company acquired Spring View Hospital, a 75-bed acute care hospital located in Lebanon, Kentucky. The acquisition also included 38-bed Spring View Nursing Home and Spring View Pediatrics. The consideration for this acquisition was $15.8 million, which consisted of $15.5 million in cash paid at the closing and a $0.3 million net working capital payable. The net working capital payable was accrued as of December 31, 2003 on the accompanying consolidated balance sheet in other current liabilities. The Company used its available cash to pay for this acquisition. Goodwill totaled $5.8 million as of December 31, 2003, all of which is expected to be deductible for tax purposes. In addition, intangible assets of $0.6 million relate to a certificate of need issued by the Commonwealth of Kentucky. See Note 4 for a discussion of this intangible asset. The allocation of the purchase price is subject to settling amounts related to purchased working capital.

ACQUISITIONS - 2002

      Effective December 1, 2002, the Company acquired Northwest Medical Center, a 71-bed acute care hospital located in Winfield, Alabama, and Burdick-West Medical Center (now known as Lakeland Community Hospital), a 99-bed acute care hospital located in Haleyville, Alabama. The consideration for both hospitals totaled $29.5 million, including $6.5 million for net working capital. The consideration consisted of $28.7 million in cash and $0.8 million in assumed liabilities. The Company used its available cash to fund this acquisition. Goodwill totaled approximately $4.2 million, all of which is expected to be deductible for tax purposes.

      Effective December 1, 2002, the Company acquired Logan General Hospital (now known as Logan Regional Medical Center), a 132-bed acute care hospital and Guyan Valley Hospital, a 19-bed critical access hospital, both located in Logan, West Virginia. The consideration for both hospitals totaled $89.4 million, which consisted of $87.5 million in cash and $1.9 million related to the net working capital payable. The Company accrued $1.9 million as of December 31, 2003 for the net working capital settlement payable to the seller on the accompanying consolidated balance sheet in accounts payable. The Company anticipates a final net working capital settlement during 2004. The Company used its available cash to fund this acquisition. Goodwill totaled approximately $56.2 million, all of which is expected to be deductible for tax purposes.

      Effective October 3, 2002, the Company acquired Russellville Hospital, a 100-bed acute care hospital located in Russellville, Alabama. The consideration for this hospital was $19.8 million in cash. The Company used its available cash to fund this acquisition. Goodwill totaled approximately $7.0 million, all of which is expected to be deductible for tax purposes.

      The Company's motivation to acquire Northwest Medical Center, Lakeland Community Hospital and Russellville Hospital was to expand the Company's presence in Alabama. It was also expected that a combined strategy for recruitment of various physician specialties could be achieved. In addition, some managerial positions have been combined for purposes of enhanced operational efficiencies. The Company acquired Logan Regional Medical Center and Guyan Valley Hospital to enter the West Virginia market. The Company's strategy is to expand healthcare services in Logan and southern West Virginia.

      In October 2002, the Company purchased the outstanding 30% limited partner interest in Dodge City Healthcare Group, L.P., the entity that owns and operates 110-bed Western Plains Regional Hospital in Dodge City, Kansas, for $25.0 million in cash. The Company used its available cash to fund this acquisition. Under the terms of the purchase agreement, the Company's former limited partners have agreed not to compete with the hospital for five years. The non-competition agreements have been valued by an independent third party at $4.0 million and are being amortized over the life of the agreements. Goodwill totaled approximately $16.3 million, all of which is expected to be deductible for tax purposes.

      Intangible assets in the aggregate for acquisitions in 2002 totaled $0.5 million and relate to certificates of need issued by the states where we acquired hospitals. See Note 4 for a discussion of these intangible assets.

ACQUISITIONS - 2001

      Effective December 1, 2001, the Company acquired Ville Platte Medical Center, a 116-bed acute care hospital located in Ville Platte, Louisiana. The consideration for this hospital was $15.1 million. The consideration consisted of $11.1 million in cash and $4.0 million in assumed liabilities. The Company used its available cash to fund this acquisition. Goodwill totaled approximately $4.1 million and of that amount, $2.3 million is expected to be deductible for tax purposes.

      Effective October 1, 2001, the Company acquired Athens Regional Medical Center in Athens, Tennessee. The consideration for this hospital was $19.8 million in cash, including $2.8 million for net working capital. The

Company used its available cash to fund this acquisition. Goodwill totaled approximately $0.5 million and $0.2 million is expected to be deductible for tax purposes.

      Effective April 1, 2001, the Company purchased a diagnostic imaging center in Palatka, Florida. The consideration for this facility was $5.7 million in cash. The Company used its available cash to fund this acquisition. Goodwill totaled $1.8 million and of that amount, $1.7 million is expected to be deductible for tax purposes.

      Effective January 2, 2001, the Company entered into a lease to operate Bluegrass Community Hospital, a 25-bed critical access hospital located in Versailles, Kentucky, which the parties mutually agreed to extend until December 31, 2004.

ALLOCATIONS OF PURCHASE PRICE

      The above acquisitions were accounted for using the purchase method of accounting. The purchase prices of these transactions were allocated to the assets acquired and liabilities assumed based upon their respective fair values and are subject to change during the twelve month period subsequent to the acquisition date. The operating results of the above facilities have been included in the accompanying consolidated statements of income from the date of each respective facility's acquisition. The following table summarizes the allocations of the aggregate purchase price of the acquisitions, including assumed liabilities and direct transaction costs, excluding the purchase of the remaining 30% interest in Dodge City Healthcare Group, L.P., for the years ended December 31, 2001, 2002 and 2003 (in millions):


                                                                      2001      2002     2003
                                                                     ------    ------   ------
Fair value of assets acquired, excluding cash:
   Accounts receivable, net......................................    $  5.5    $ 11.9   $   --
   Other current assets..........................................       1.5       2.3      0.5
   Property and equipment........................................      28.4      68.4     10.0
   Intangible assets.............................................        --       0.5      0.6
   Goodwill......................................................       6.4      67.4      5.8
                                                                     ------    ------   ------
                                                                     $ 41.8    $150.5   $ 16.9
                                                                     ======    ======   ======

PRO FORMA RESULTS OF OPERATIONS

    The following unaudited pro forma results of operations give effect to the operations of the hospitals acquired during the years ended December 31, 2001 and 2002 as if the respective transactions had occurred as of the first day of the year immediately preceding the year of the acquisitions (in millions, except per share data):

                                                                   2001        2002
                                                                 ---------   ---------
Revenues...................................................      $   768.6   $   835.7
                                                                 =========   =========
Net income.................................................      $    33.3   $    40.9
                                                                 =========   =========

Basic earnings per share...................................      $    0.93   $    1.09
                                                                 =========   =========
Diluted earnings per share.................................      $    0.90   $    1.06
                                                                 =========   =========

      The pro forma results of operations do not purport to represent what the Company's results of operations would have been had such transactions occurred at the beginning of the periods presented or to project the Company's results of operations in any future period. The pro forma results of operations for the 2003 acquisition of Spring View Hospital was not included in the above table because it was not material.

NOTE 3. DISCONTINUED OPERATIONS

      During the third quarter of 2004, the Company committed to divest its 56-bed Bartow Memorial Hospital located in Bartow, Florida. Subsequently, the Company announced on October 7, 2004, that it had entered into an asset exchange agreement with Health Management Associates, Inc. ("HMA") under which LifePoint agreed to acquire the 76-bed Williamson Memorial Hospital, located in Williamson, West Virginia, and HMA agreed to acquire Bartow simultaneously. The transaction is expected to close in the fourth quarter of 2004 or in the first quarter of 2005. The asset exchange is subject to certain conditions, including completion of due diligence by both parties. The assets, liabilities and operations of Bartow that are subject to the asset exchange have been reflected as discontinued operations in the Company's financial statements.

      The Company has reflected Bartow as discontinued operations, consistent with the provisions of SFAS No. 144. The results of operations, net of taxes, and the carrying value of the assets and liabilities of Bartow that are expected to be sold have been reflected in the accompanying consolidated financial statements as discontinued operations/assets held for sale/liabilities held for sale in accordance with SFAS No. 144. All prior periods have been reclassified to conform to this presentation for all periods presented. These required reclassifications to the prior period financial statements did not impact total assets, liabilities, stockholders' equity, net income or cash flows.

      The revenues and loss before income taxes of Bartow reported in discontinued operations for the years ended December 31, 2001, 2002 and 2003 are as follows (in millions):

                                                    YEARS ENDED DECEMBER 31,
                                               2001          2002          2003
                                              ------        ------        ------
Revenues.................................     $ 28.1        $ 28.7        $ 31.5
Loss before income taxes.................       (0.5)         (2.0)         (2.5)

      The following assets and liabilities of Bartow to be sold are reported as assets and liabilities held for sale in the accompanying consolidated balance sheets (in millions):

                                             DECEMBER 31, 2002          DECEMBER 31, 2003
                                             -----------------          -----------------
Inventories...............................       $    0.7                    $    0.7
Property and equipment, net...............           31.0                        30.2
Goodwill..................................            3.8                         3.8
                                                 --------                    --------
Assets held for sale......................       $   35.5                    $   34.7
                                                 --------                    --------
Accrued salaries..........................       $    0.3                    $    0.3
                                                 --------                    --------
Liabilities held for sale.................       $    0.3                    $    0.3
                                                 --------                    --------

NOTE 4.  GOODWILL AND INTANGIBLE ASSETS

      As of January 1, 2002, the Company adopted SFAS No. 142. The table below shows the Company's net income for the year ended December 31, 2001, adjusted for the cessation of goodwill amortization required by SFAS No. 142 as if it had occurred as of January 1, 2001 (dollars in millions except per share amounts):

                                                                      2001
                                                                    -------
Net income, as reported....................................         $  33.3
Goodwill amortization, net of applicable income tax benefits            1.3
                                                                    -------
Adjusted net income........................................         $  34.6
                                                                    =======
Basic earnings per share, as reported......................         $  0.93
Goodwill amortization, net of applicable income tax benefits           0.03
                                                                    -------
Adjusted basic earnings per share..........................         $  0.96
                                                                    =======
Diluted earnings per share, as reported....................         $  0.90
Goodwill amortization, net of applicable income tax benefits           0.03
                                                                    -------
Adjusted diluted earnings per share........................         $  0.93
                                                                    =======

      Amortization expense related to goodwill for the year ended December 31, 2001 was $1.6 million.

      Pursuant to SFAS No. 142, the Company completed its transition impairment tests of goodwill during the second quarter of 2002 and did not incur an impairment charge. The Company also performed its annual impairment tests as of October 1, 2002 and 2003 and did not incur an impairment charge.

      The following table presents the changes in the carrying amount of goodwill for the years ended December 31, 2002 and 2003 (in millions):

Balance at December 31, 2001................................      $ 43.3
Finalization of purchase price allocations for certain
   acquisitions completed in 2001...........................        22.1
Purchase price allocations for certain acquisitions
   completed in 2002........................................        67.2
                                                                  ------
Balance at December 31, 2002................................       132.6
Consideration adjustments and finalization of purchase price
   allocations for acquisitions completed in 2002...........         0.2
Purchase price allocation for acquisition completed
   in 2003..................................................         5.8
                                                                  ------
Balance at December 31, 2003................................      $138.6
                                                                  ======

      The following table provides information regarding the Company's intangible assets, which are included in the accompanying consolidated balance sheets at December 31 (in millions):

                                                        GROSS CARRYING               ACCUMULATED
                                                            AMOUNT                  AMORTIZATION
                                                     --------------------       ---------------------
CLASS OF INTANGIBLE ASSET                             2002          2003         2002           2003
                                                     ------        ------       ------         ------
Non-competition agreements.....................      $  4.2        $  4.2       $  0.4         $  1.1
Certificates of need...........................         0.5           1.1           --             --
                                                     ------        ------       ------         ------
Total                                                $  4.7        $  5.3       $  0.4         $  1.1
                                                     ======        ======       ======         ======

      In connection with the Company's purchase price allocations for acquisitions completed in 2002 and 2003, an aggregate of $0.5 million and $0.6 million, respectively, was allocated to intangible assets. These intangible assets represent the certificates of need issued by state governments to the hospitals acquired by the Company. An independent appraiser valued each certificate of need. In addition, these intangible assets were determined to have indefinite lives and accordingly, are not amortized.

      Approximately $4.0 million of the gross carrying amount of the non-competition agreements is related to the Company's purchase of the outstanding 30% limited partnership interest in Dodge City Healthcare Group, L.P., as discussed in Note 2. Amortization expense related to the non-competition agreements for the years ended December 31, 2001, 2002 and 2003 was $0.1 million, $0.3 million and $0.7 million, respectively. The Company estimates amortization expense for these intangible assets to approximate $0.8 million for each of the years ending December 31, 2004, 2005 and 2006, and $0.7 million for the year ending December 31, 2007. The non-competition agreements are amortized on a straight-line basis over the five-year length of the agreements.

NOTE 5. INCOME TAXES

      The provision for income taxes from continuing operations for the years ended December 31, 2001, 2002 and 2003 consists of the following (in millions):

                                                                  2001      2002      2003
                                                                -------   -------   ------
Current:
  Federal................................................       $  22.0   $  27.3   $  34.2
  State..................................................           1.4       2.4       2.8
                                                                -------   -------   -------
                                                                   23.4      29.7      37.0
Deferred:
  Federal................................................           5.6       1.0       9.7
  State..................................................          (0.1)      1.2      (1.3)
                                                                -------   -------   -------
                                                                    5.5       2.2       8.4
Increase in valuation allowance..........................           1.4       0.8       0.5
                                                                -------   -------   -------
          Total..........................................       $  30.3   $  32.7   $  45.9
                                                                =======   =======   =======

      The increases in the valuation allowance are primarily the result of state net operating loss carryforwards that management believes may not be fully utilized because of the uncertainty regarding the Company's ability to generate taxable income in certain states. Various subsidiaries have state net operating loss carryforwards in the aggregate of approximately $85.9 million (primarily in the states of Florida, Tennessee and West Virginia) with expiration dates through the year 2023.

    The Company generated a federal net operating loss of approximately $8.4 million for the year ended December 31, 2000, which was fully utilized in 2001.

    A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate on income before income taxes for the years ended December 31, 2001, 2002 and 2003 follows:

                                                                           2001        2002       2003
                                                                         -------     -------    ------
Federal statutory rate.................................................   35.0%       35.0%      35.0%
State income taxes, net of federal income tax benefit..................    3.7         3.3        2.4
ESOP expense...........................................................    4.8         3.2        1.2
Non-deductible intangible assets.......................................    0.5          --         --
Valuation allowance....................................................    0.3         1.1        0.5
Other items, net.......................................................    3.1         0.7        0.5
                                                                          ----        ----       ----
Effective income tax rate..............................................   47.4%       43.3%      39.6%
                                                                          ====        ====       ====

      Deferred income taxes result from temporary differences in the recognition of assets, liabilities, revenues and expenses for financial accounting and tax purposes. Sources of these differences and the related tax effects are as follows (in millions):

                                                                                    2002            2003
                                                                                 --------        -------
Deferred tax liabilities:
  Depreciation and amortization............................................      $   (41.2)    $  (46.2)
  Prepaid expenses.........................................................           (2.7)        (3.7)
  Other....................................................................           (3.7)        (7.9)
                                                                                 ---------     --------
          Total deferred tax liabilities...................................          (47.6)       (57.8)
Deferred tax assets:
  Provision for doubtful accounts..........................................           14.0         13.3
  Employee compensation....................................................            3.3          3.6
  Professional liability...................................................           12.5         14.1
  Other....................................................................            4.7          5.3
                                                                                 ---------     --------
          Total deferred tax assets........................................           34.5         36.3
          Valuation allowance..............................................           (3.5)        (4.0)
                                                                                 ---------     --------
          Net deferred tax assets..........................................           31.0         32.3
                                                                                 ---------     --------
          Net deferred tax liabilities.....................................      $   (16.6)    $  (25.5)
                                                                                 =========     ========

      The balance sheet classification of deferred income tax assets (liabilities) at December 31 is as follows (in millions):

                                                                                       2002            2003
                                                                                     --------        -------
Current....................................................................          $    8.3        $  10.4
Long-term..................................................................             (24.9)         (35.9)
                                                                                     --------        -------
          Total............................................................          $  (16.6)       $ (25.5)
                                                                                     ========        =======

      The Company had a net income tax payable of $0.1 million as of December 31, 2002, which is included in other current liabilities in the accompanying consolidated balance sheet. At December 31, 2003, the Company's income taxes receivable balance was $7.4 million. The tax benefits associated with the exercise of stock options were $8.1 million, $1.7 million and $2.3 million for the years ended December 31, 2001, 2002 and 2003, respectively. These tax benefits reduced current taxes payable and increased capital in excess of par value.

      During 2003, the Internal Revenue Service ("IRS") notified the Company regarding its findings related to the examination of the Company's tax returns for the years ended December 31, 1999, 2000 and 2001. The Company reached a partial settlement with the IRS on all issues except for the Company's method of determining its bad debt deduction for which the IRS has proposed an additional assessment of $7.4 million. All of the adjustments proposed by the IRS are temporary differences. The IRS has delayed final settlement of this assessment until resolution of certain pending court proceedings related to the use of this bad debt deduction method by another hospital company. The Company applied its 2002 federal income tax refund in the amount of $6.6 million as a deposit against any potential settlement to forestall the tolling of interest on such settlement beyond the March 15, 2003 deposit date. Management believes that adequate provisions have been reflected in the consolidated financial statements to satisfy final resolution of the remaining disputed issue based upon current facts and circumstances.

      HCA and the Company entered into a tax sharing and indemnification agreement as part of the 1999 spin-off transaction. Under the agreement, HCA maintains full control and absolute discretion with regard to any combined or consolidated tax filings for periods prior to the 1999 spin-off transaction. In addition, the agreement provides that HCA will generally be responsible for all taxes that are allocable to periods prior to the 1999 spin-off transaction and HCA and the Company will each be responsible for its own tax liabilities for periods after the 1999 spin-off transaction.

      The tax sharing and indemnification agreement does not have an impact on the realization of deferred tax assets or the payment of deferred tax liabilities of the Company, except to the extent that the temporary differences give rise to such deferred tax assets and liabilities after the 1999 spin-off transaction and are adjusted as a result of final tax settlements after the 1999 spin-off transaction. In the event of such adjustments, the tax sharing and indemnification agreement provides for certain payments between HCA and the Company, as appropriate.

NOTE 6. LONG-TERM DEBT

      Long-term debt consists of the following at December 31 (in millions):

                                                                      2002           2003
                                                                   ---------      ---------
Bank Credit Agreement.........................................     $      --      $    20.0
Convertible Notes.............................................         250.0          250.0
                                                                   ---------      ---------
                                                                       250.0          270.0
Less current maturities.......................................            --             --
                                                                   ---------      ---------
                                                                   $   250.0      $   270.0
                                                                   =========      =========

      Maturities of the Company's long-term debt at December 31, 2003 were as follows (in millions):

2004, 2005.........................................................    $    --
2006...............................................................       20.0
2007, 2008.........................................................         --
Thereafter.........................................................      250.0
                                                                       -------
                                                                       $ 270.0
                                                                       =======

BANK CREDIT AGREEMENT

      In June 2001, the Company completed a $200 million, five-year amended and restated credit agreement (the "2001 Agreement") with a syndicate of lenders, which increased the available credit under the revolving credit agreement from $65 million to $200 million and expires in June 2006. As of December 31, 2003, the Company had indebtedness of $20.0 million under the 2001 Agreement and $13.6 million in letters of credit outstanding, leaving $166.4 million available under the 2001 Agreement. Of the $13.6 million in letters of credit outstanding as of December 31, 2003, $13.4 million was related to the self-insured retention levels of the Company's professional and general liability insurance program as security for the payment of claims and $0.2 million was related to certain utility companies. The Company repaid its $20.0 million of indebtedness under the 2001 Agreement in February 2004 with its available cash.

      The applicable interest rate under the 2001 Agreement is based on a rate, at the Company's option, equal to either (i) LIBOR plus a margin ranging from 1.25% to 2.25% or (ii) prime plus a margin ranging from 0% to 0.5%, both depending on the Company's consolidated total debt to consolidated EBITDA ratio, as defined in the 2001 Agreement, for the most recent four quarters. The Company also pays a commitment fee ranging from 0.3% to 0.5% of the average daily unused balance. The applicable commitment fee rate is based on the Company's consolidated total debt to consolidated EBITDA ratio, as defined, for the most recent four quarters. The interest rate under the 2001 Agreement was 4.0% at December 31, 2003.

      Obligations under the 2001 Agreement are guaranteed by substantially all of the Company's current and future subsidiaries and are secured by substantially all of the assets of the Company and its subsidiaries and the stock of the Company's subsidiaries. The 2001 Agreement requires that the Company comply with various financial ratios and tests and contains covenants, including, but not limited to, restrictions on new indebtedness, the ability to merge or consolidate, asset sales, capital expenditures and dividends, for which the Company is in compliance as of December 31, 2003.

CONVERTIBLE NOTES

      Effective May 22, 2002, the Company sold $250 million of Convertible Subordinated Notes due June 1, 2009 (the "Convertible Notes"). The net proceeds were approximately $242.5 million and were used for acquisitions, capital improvements at the Company's existing facilities, repurchases of the Company's 10-3/4% Senior Subordinated Notes discussed below, working capital and general corporate purposes. The Convertible Notes bear interest at the rate of 4-1/2% per year, payable semi-annually on June 1 and December 1. The Convertible Notes are convertible at the option of the holder at any time on or prior to maturity into shares of the Company's common stock at a conversion price of $47.36 per share. The conversion price is subject to adjustment in certain circumstances. The Company may redeem all or a portion of the Convertible Notes on or after June 3, 2005, at the then current redemption prices, plus accrued and unpaid interest. Holders of the Convertible Notes may require the Company to repurchase all of the holder's Convertible Notes at 100% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. The Convertible Notes are unsecured and subordinated to the Company's existing and future senior indebtedness and senior subordinated indebtedness. The Convertible Notes rank junior to the Company's liabilities. The indenture does not contain any financial covenants. A total of 5,278,825 shares of common stock have been reserved for issuance upon conversion of the Convertible Notes.

SENIOR SUBORDINATED NOTES

      During 2002, the Company repurchased its $150.0 million 10-3/4% Senior Subordinated Notes and paid $26.5 million in premiums, commissions and fees on these repurchases. In connection with these repurchases, the Company recorded debt retirement costs in the year ended December 31, 2002 of $31.0 million.

DEFERRED LOAN COSTS

      The Company incurred loan costs of approximately $1.9 million and $7.5 million during 2001 and 2002, respectively. The Company capitalized such costs and is amortizing these costs to interest expense over the terms of the related debt (five years for the 2001 Agreement and seven years for the Convertible Notes). The interest expense related to deferred loan cost amortization was approximately $1.2 million, $1.4 million and $1.6 million during 2001, 2002, and 2003, respectively. During 2002, as a result of the repurchase of the 10-3/4% Senior Subordinated Notes, the Company expensed the remaining deferred loan costs of $4.5 million attributable to the 10-3/4% Senior Subordinated Notes as part of the debt retirement costs in the consolidated income statements. Upon consummation of the 2001 Agreement, the Company wrote off $2.6 million of net deferred loan costs related to its original credit agreement, which resulted in a $2.6 million charge to debt retirement costs in 2001.

NOTE 7.  STOCKHOLDERS' EQUITY

PREFERRED STOCK

      The Company's certificate of incorporation provides up to 10,000,000 shares of preferred stock may be issued, of which 90,000 shares have been designated as Series A Junior Participating Preferred Stock, par value $.01 per share. The board of directors has the authority to issue preferred stock in one or more series and to fix for each series the voting powers (full, limited or none), and the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions on the stock and the number of shares constituting any series and the designations of this series, without any further vote or action by the stockholders. Because the terms of the preferred stock may be fixed by the board of directors without stockholder action, the preferred stock could be issued quickly with terms calculated to defeat a proposed takeover or to make the removal of the Company's management more difficult.

PREFERRED STOCK PURCHASE RIGHTS

      Pursuant to the Company's stockholders' rights plan, each outstanding share of common stock is accompanied by one preferred stock purchase right. Each right entitles the registered holder to purchase one one-thousandth of a share of Series A preferred stock at a price of $35 per one one-thousandth of a share, subject to adjustment.

      Each share of Series A preferred stock will be entitled, when, as and if declared, to a preferential quarterly dividend payment in an amount equal to the greater of $10 or 1,000 times the aggregate of all dividends declared per share of common stock. In the event of liquidation, dissolution or winding up, the holders of Series A preferred stock will be entitled to a minimum preferential liquidation payment equal to $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions on the stock, whether or not declared, to the date of such payment, but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. The rights are not exercisable until the rights distribution date as defined in the stockholders' rights plan. The rights will expire on May 7, 2009, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged.

      The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not determined by the board of directors to be in the best interests of all stockholders. The rights should not interfere with any merger or other business combination approved by the board of directors.

COMMON STOCK

      Holders of the Company's common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. In the event of liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock then outstanding.

      SHARE REPURCHASE PROGRAM

      In April 2003, the Company's Board of Directors authorized the repurchase of up to $100 million of outstanding shares of the Company's common stock either in the open market or through privately negotiated transactions, subject to market conditions, regulatory constraints and other factors, to enable it to take advantage of opportunistic market conditions. This stock repurchase program was publicly announced on April 28, 2003. The Company is not obligated to repurchase any specific number of shares under the program. The expiration date under the program is October 28, 2004. As of December 31, 2003, the Company repurchased 2,062,400 shares for an aggregate of approximately $45.7 million. Certain of these shares are designated by the Company as treasury stock. The Company retired 863,600 of its 2,062,400 treasury shares during 2003 at a cost of $16.8 million, leaving 1,198,800 shares in treasury at a cost of $28.9 million as of December 31, 2003.

      The Company may continue to execute share repurchases from time to time in order to take advantage of attractive share price levels, as determined by its management. The timing and terms of the transactions depend on market conditions, its liquidity and other considerations. The following table summarizes the Company's share repurchase activity by month:

                                                              Approximate
                                             Total Number    Dollar Value
                                              of Shares     of Shares that
                                             Purchased as     May Yet Be
                                              Part of a       Purchased
                 Total Number     Average     Publicly        Under the
                   of Shares    Price Paid    Announced        Program
   Period         Purchased     per Share      Program      (In millions)
--------------   ------------   ----------   ------------   --------------
May 2003            863,600     $    19.43      863,600     $         83.2
June 2003            10,200          19.70       10,200               83.0
September 2003      450,000          24.31      450,000               72.1
October 2003        738,600          23.92      738,600               54.3
                 ----------     ----------   ----------     --------------
Total             2,062,400     $    22.10    2,062,400     $         54.3
                 ==========     ==========   ==========     ==============

      2001 SECONDARY OFFERING

      In March 2001, the Company completed its public offering of 3,680,000 shares of common stock at an offering price of $29.00 per share. The net proceeds from the offering of approximately $100.4 million were used to reduce debt.

ESOP COMPENSATION

      In connection with the 1999 spin-off transaction, the Company established the ESOP, a defined contribution retirement plan, which covers substantially all employees. The ESOP purchased from the Company approximately 8.3% of the Company's common stock at fair market value (approximately 2.8 million shares at $11.50 per share). The purchase was primarily financed by the ESOP issuing a promissory note to the Company, which will be repaid annually in equal installments over a 10-year period beginning December 31, 1999. The Company makes contributions to the ESOP which the ESOP uses to repay the loan. The Company's stock acquired by the ESOP is held in a suspense account and will be allocated to participants at book value from the suspense account as the loan is repaid over a 10-year period.

      The loan to the ESOP is recorded as unearned ESOP compensation in the accompanying consolidated balance sheets. Reductions are made to unearned ESOP compensation as shares are committed to be released to participants at cost. Shares are deemed to be committed to be released ratably during each period as the employees perform services. Shares are allocated ratably to employee accounts over a period of 10 years (1999 through 2008). ESOP expense is recognized using the average market price of shares committed to be released to participants during the accounting period with any difference between the average market price and the cost being charged or credited to capital in excess of par value. As the shares are committed to be released, the shares become outstanding for earnings per share calculations. The non-cash ESOP expense was $10.4 million, $9.7 million and $6.9 million for the years ended December 31, 2001, 2002 and 2003, respectively. The ESOP expense tax deduction is fixed at $3.2 million per year. The fair value of unreleased shares was $41.2 million at December 31, 2003.

      The ESOP shares as of December 31, 2003 were as follows:

Allocated shares......................................      1,264,008
Shares committed to be released.......................        134,352
Unreleased shares.....................................      1,398,359
                                                            ---------
          Total ESOP shares...........................      2,796,719
                                                            =========

EXECUTIVE STOCK PURCHASE PLAN

      The Company adopted the Executive Stock Purchase Plan in 1999, in which 1,000,000 shares of the Company's common stock were reserved and issued in 1999. The Executive Stock Purchase Plan granted a right to specified executives of the Company to purchase shares of common stock from the Company. The Company loaned each participant in the plan 100% of the purchase price of the Company's common stock at the fair value based on the date of purchase (approximately $10.2 million), on a full recourse basis at interest rates ranging from 5.2% to 5.3%. The loans are reflected as notes receivable for shares sold to employees in the accompanying consolidated statements of stockholders' equity. During the years ended December 31, 2001 and 2002, the Company's executives repaid $1.5 million and $5.7 million of such loans, respectively, which were fully repaid as of December 31, 2002.

MANAGEMENT STOCK PURCHASE PLAN

      The Company has a Management Stock Purchase Plan which provides to certain designated employees an opportunity to purchase restricted shares of the Company's common stock at a discount through payroll deductions over six month intervals. Shares of the Company's common stock reserved for this plan were 250,000 at December 31, 2003. Approximately 21,000, 19,000 and 32,000 restricted shares were issued to employees during the years ended December 31, 2001, 2002 and 2003, respectively, under this plan. Such shares are subject to a three-year cliff-vesting period.

EMPLOYEE STOCK PURCHASE PLAN

      Effective January 1, 2002, the Company began an Employee Stock Purchase Plan which provides an opportunity for substantially all employees to purchase shares of the Company's common stock at a purchase price equal to 85% of the lower of the closing price on the first day or last day of a six month interval. The Company's stockholders approved an amendment to the Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance from 100,000 to 300,000 in May 2003. Approximately 40,000 and 71,000 shares of common stock were issued to employees through this plan during the years ended December 31, 2002 and 2003, respectively.

STOCK OPTIONS

      1998 LONG-TERM INCENTIVE PLAN

      The Company's 1998 Long-Term Incentive Plan, as amended, authorizes 9,625,000 shares of the Company's common stock for issuance as of December 31, 2003. In May 2002, the Company's stockholders approved an amendment to the 1998 Long-Term Incentive Plan to increase the number of shares of common stock available for issuance from 7,125,000 to 9,625,000. The 1998 Long-Term Incentive Plan authorizes the grant of stock options, stock appreciation rights and other stock based awards to officers and employees of the Company. Options to purchase 1,133,300, 914,900 and 1,036,800 shares were granted to the Company's employees during the years ended December 31, 2001, 2002 and 2003, respectively, under this plan with an exercise price equal to the fair market value on the date of grant. These options become exercisable beginning one year from the date of grant to five years after the date of grant. All options granted under this plan expire 10 years from the date of grant.

      OUTSIDE DIRECTORS STOCK AND INCENTIVE PLAN

      The Company also adopted an Outside Directors Stock and Incentive Plan for which 175,000 shares of the Company's common stock have been reserved for issuance. Approximately 12,500, 26,000 and 30,000 options were granted under such plan to non-employee directors during the years ended December 31, 2001, 2002 and 2003, respectively. These options become exercisable beginning in part from the date of grant to three years after the date of grant and expire 10 years after grant.

      SUMMARY

      Presented below is a summary of stock option activity for 2001, 2002 and 2003:

                                                                                     WEIGHTED
                                               STOCK            OPTION PRICE         AVERAGE
                                              OPTIONS             PER SHARE       EXERCISE PRICE
                                            ------------        ------------      --------------
Balances, December 31, 2000 ............       3,339,700        $ 0.07-39.69         $   11.73
  Granted ..............................       1,145,800         31.39-46.19             37.58
  Exercised ............................        (873,800)         0.18-37.13             13.96
  Cancelled ............................        (172,600)         0.18-39.69             20.62
                                              ----------        ------------         ---------
Balances, December 31, 2001 ............       3,439,100          0.07-46.19             19.33
  Granted ..............................         940,900         31.05-38.17             36.11
  Exercised ............................        (265,000)         0.18-37.13             11.18
  Cancelled ............................         (98,600)         0.18-37.13             19.04
                                              ----------        ------------         ---------
Balances, December 31, 2002 ............       4,016,400          0.07-46.19             23.81
  Granted ..............................       1,066,800         20.32-27.97             21.60
  Exercised ............................        (333,000)         0.18-18.38             11.20
  Cancelled ............................        (356,800)         8.29-46.19             27.75
                                              ----------        ------------         ---------
Balances, December 31, 2003 ............       4,393,400        $ 0.07-46.19         $   23.91
                                              ==========        ============         =========

      At December 31, 2003, there were approximately 2,656,700 options available for grant.

      The following table summarizes information regarding the options outstanding at December 31, 2003:

                                                OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                     ---------------------------------------    -------------------------------
                                                      WEIGHTED
                                                       AVERAGE      WEIGHTED                           WEIGHTED
                                                      REMAINING     AVERAGE                            AVERAGE
                                                     CONTRACTUAL    EXERCISE                           EXERCISE
  RANGE OF EXERCISE PRICES           OUTSTANDING        LIFE         PRICE       EXERCISABLE            PRICE
  ------------------------           -----------     -----------    --------     -----------           --------
$ 0.07 to $11.87............             46,600           1         $ 8.53           46,600             $ 8.53
 12.22 to  12.90............             40,500           2          12.47           40,500              12.47
 14.16 to  17.47............             52,600           3          16.35           52,600              16.35
 17.44 to  18.38............             16,700           4          18.37           16,700              18.37
           15.64............                800           5          15.64              800              15.64
  7.63 to  10.81............          1,395,500           6          10.53        1,212,500              10.59
 17.25 to  39.69............            124,700           7          22.32           99,800              22.85
 31.39 to  46.19............            916,700           8          37.77          624,500              37.72
 31.05 to  38.17............            827,300           9          36.07          291,200              36.17
 20.32 to  27.97............            972,000          10          21.60           10,000              20.51
                                      ---------          --        -------        ---------             ------
                                      4,393,400                                   2,395,200
                                      =========                                   =========

NOTE 8.  COMMITMENTS AND CONTINGENCIES

AMERICANS WITH DISABILITIES ACT CLAIM

      On January 12, 2001, Access Now, Inc., a disability rights organization, filed a class action lawsuit against each of the Company's hospitals alleging non-compliance with the accessibility guidelines under the Americans with Disabilities Act (the "ADA"). The lawsuit, filed in the United States District Court for the Eastern District of Tennessee, seeks injunctive relief requiring facility modification, where necessary, to meet the Americans with Disabilities Act guidelines, along with attorneys fees and costs. In January 2002, the District Court certified the class action and issued a scheduling order that requires the parties to complete discovery and inspection for approximately six facilities per year. The Company intends to vigorously defend the lawsuit, recognizing the Company's obligation to correct any deficiencies in order to comply with the ADA. As of December 31, 2003, the Company has conducted inspections at 17 of its hospitals.

HCA INVESTIGATIONS, LITIGATION AND INDEMNIFICATION RIGHTS

      HCA has been the subject of various federal and state investigations, qui tam actions, shareholder derivative and class action suits, patient/payor actions and general liability claims. These investigations, actions and claims relate to HCA and its subsidiaries, including subsidiaries that, before the Company's formation as an independent company, owned many of the facilities that the Company now owns.

      In June 2003, HCA announced agreements with the Department of Justice that settled all federal criminal and civil litigation brought by the Department of Justice against HCA with respect to cost reports, physician relations and wound care issues. The settlement of these issues does not affect qui tam actions in which the Department of Justice has not intervened. Additionally, HCA has announced that it made payments to CMS in accordance with an agreement to resolve all Medicare cost report, home office cost statement and appeal issues.

      HCA has agreed to indemnify the Company for any losses, other than consequential damages, arising from the governmental investigations of HCA's business practices prior to the date of the distribution of the outstanding shares of the Company's common stock to the stockholders of HCA and losses arising from legal proceedings, present or future, related to the investigation or actions engaged in before the distribution that relate to the investigation. However, the Company could be held responsible for any claims that are not covered by the agreements reached with the federal government or for which HCA is not required to, or fails to, indemnify the Company.

CORPORATE INTEGRITY AGREEMENT

      In December 2000, the Company entered into a corporate integrity agreement with the Office of Inspector General and agreed to maintain its compliance program in accordance with the corporate integrity agreement. This agreement was amended in April 2002. Complying with the compliance measures and reporting and auditing requirements of the corporate integrity agreement requires additional efforts and costs. Failure to comply with the terms of the corporate integrity agreement could subject the Company to significant monetary penalties.

LEGAL PROCEEDINGS AND GENERAL LIABILITY CLAIMS

      The Company is, from time to time, subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries, medical malpractice, breach of management contracts, wrongful restriction of or interference with physicians' staff privileges and employment related claims. In certain of these actions, plaintiffs request punitive or other damages against the Company which may not be covered by insurance. The Company is currently not a party to any proceeding which, in management's opinion, would have a material adverse effect on the Company's business, financial condition or results of operations.

PHYSICIAN COMMITMENTS

      The Company has committed to provide certain financial assistance pursuant to recruiting agreements with various physicians practicing in the communities it serves. In consideration for a physician relocating to one of its communities and agreeing to engage in private practice for the benefit of the respective community, the Company may loan certain amounts of money to a physician, normally over a period of one year, to assist in establishing his or her practice. The Company has committed to advance a maximum amount of approximately $27.8 million at December 31, 2003. The actual amount of such commitments to be subsequently advanced to physicians often depends upon the financial results of a physician's private practice during the guaranteed period. Generally, amounts advanced under the recruiting agreements may be forgiven prorata over a period of 48 months contingent upon the physician continuing to practice in the respective community.

CAPITAL EXPENDITURE COMMITMENTS

      The Company is reconfiguring some of its facilities to accommodate more effectively patient services and restructuring existing surgical capacity in some of its hospitals to permit additional patient volume and a greater variety of services. The Company has incurred approximately $28.2 million in uncompleted projects as of December 31, 2003, which is included in construction in progress in its accompanying consolidated balance sheet.

At December 31, 2003, the Company had projects under construction with an estimated additional cost to complete and equip of approximately $88.2 million.

      Pursuant to the asset purchase agreement for Ville Platte Medical Center, the Company has agreed to make certain capital improvements, the cost of which, together with the initial cash payment, defeasement of certain bonds and liabilities assumed, is not required to exceed $25.0 million. The capital improvements must be completed by December 1, 2004. The initial cash payment and liabilities assumed totaled $15.1 million, which leaves $9.9 million required for capital improvements. The Company has incurred approximately $3.2 million of the required capital improvements as of December 31, 2003.

      Pursuant to the asset purchase agreement for Logan Regional Medical Center, the Company has agreed to expend, regardless of the results of the hospital's operations, at least $20.0 million in the aggregate for capital expenditures and improvements during the ten-year period following the date of acquisition of December 1, 2002. The Company had incurred approximately $1.6 million of the required capital improvements as of December 31, 2003.

ACQUISITIONS

      The Company has acquired and will continue to acquire businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although the Company institutes policies designed to conform practices to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for past activities that may later be asserted to be improper by private plaintiffs or government agencies. Although the Company generally seeks to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification, or if covered, that such indemnification will be adequate to cover potential losses and fines.

LEASES

      The Company leases real estate properties, buildings, vehicles and equipment under cancelable and non-cancelable leases. Rental expense related to continuing operations for the years ended December 31, 2001, 2002 and 2003 was $6.7 million, $7.4 million and $8.4 million, respectively.

      Future minimum operating lease payments, including discontinued operations, are as follows at December 31, 2003 (in millions):

2004.......................................     $ 6.0
2005.......................................       4.2
2006.......................................       3.1
2007.......................................       2.5
2008.......................................       1.2
Thereafter.................................       4.2
                                                -----
  Total minimum payments...........             $21.2
                                                =====

NOTE 9.  EARNINGS (LOSS) PER SHARE

      The following table sets forth the computation of basic and diluted earnings (loss) per share (dollars and shares in millions, except per share amounts):

                                                                                2001       2002(a)     2003
                                                                               ------      -------    ------
Numerator:
Numerator for basic earnings per share - income from
    continuing operations ..........................................           $ 33.6      $ 42.9     $ 70.2
Interest on convertible notes, net of taxes ........................               --          --        7.8
                                                                               ------      ------     ------
Numerator for diluted earnings per share - income from
    continuing operations ..........................................             33.6        42.9       78.0
Loss from discontinued operations, net of income taxes .............             (0.3)       (1.4)      (1.7)
                                                                               ------      ------     ------
                                                                               $ 33.3      $ 41.5     $ 76.3
                                                                               ======      ======     ======

Denominator:
Denominator for basic earnings (loss) per share -
   weighted average shares outstanding .............................             35.7        37.5       37.2
Effect of dilutive securities:
   Employee stock benefit plans ....................................              1.4         1.1        0.8
   Convertible notes ...............................................               --          --        5.3
                                                                               ------      ------     ------
Denominator for diluted earnings (loss) per share - adjusted
   weighted average shares .........................................             37.1        38.6       43.3
                                                                               ======      ======     ======
Basic earnings (loss) per share:
   Continuing operations ...........................................           $ 0.94      $ 1.14     $ 1.89
   Discontinued operations .........................................            (0.01)      (0.03)     (0.05)
                                                                               ------      ------     ------
        Net income .................................................           $ 0.93      $ 1.11     $ 1.84
                                                                               ======      ======     ======
Diluted earnings (loss) per share:
   Continuing operations ...........................................           $ 0.91      $ 1.10     $ 1.80
   Discontinued operations .........................................            (0.01)      (0.03)     (0.04)
                                                                               ------      ------     ------
        Net income .................................................           $ 0.90      $ 1.07     $ 1.76
                                                                               ======      ======     ======

------------------------

(a) The impact of 3.3 million potential weighted average shares of common stock, if converted, and interest expense related to the Convertible Notes was not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.

NOTE 10.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

      The quarterly interim financial information shown below has been prepared by the Company's management and is unaudited. It should be read in conjunction with the audited consolidated financial statements appearing herein (dollars in millions, except per share amounts).

                                                               2002
                                               -------------------------------------
                                                FIRST     SECOND    THIRD    FOURTH
                                               -------   -------   -------   -------
Revenues (a) ................................  $ 174.4   $ 170.7   $ 175.2   $ 194.6

Income from continuing operations ...........  $  13.8   $  (2.5)  $  13.3   $  18.3
Loss from discontinued operations ...........     (0.1)       --      (0.6)     (0.7)
                                               -------   -------   -------   -------
Net income (loss) ...........................  $  13.7   $  (2.5)  $  12.7   $  17.6
                                               =======   =======   =======   =======

Basic earnings (loss) per share:
   Continuing operations ....................  $  0.37   $ (0.07)  $  0.35   $  0.48
   Discontinued operations ..................       --        --     (0.01)    (0.01)
                                               -------   -------   -------   -------
   Net income (loss) ........................  $  0.37   $ (0.07)  $  0.34   $  0.47
                                               =======   =======   =======   =======

Diluted earnings (loss) per share:
   Continuing operations ....................  $  0.36   $ (0.07)  $  0.34   $  0.45
   Discontinued operations ..................       --        --     (0.01)    (0.01)
                                               -------   -------   -------   -------
   Net income (loss) ........................  $  0.36   $ (0.07)  $  0.33   $  0.44
                                               =======   =======   =======   =======

                                                               2003
                                               -------------------------------------
                                                FIRST     SECOND    THIRD    FOURTH
                                               -------   -------   -------   -------
Revenues (b) ................................  $ 212.9   $ 214.1   $ 219.4   $ 229.2

Income from continuing operations ...........  $  18.1   $  16.0   $  16.4   $  19.7
Loss from discontinued operations ...........     (0.4)     (0.7)     (0.2)     (0.4)
                                               -------   -------   -------   -------
Net income ..................................  $  17.7   $  15.3   $  16.2   $  19.3
                                               =======   =======   =======   =======

Basic earnings (loss) per share:
   Continuing operations ....................  $  0.48   $  0.43   $  0.44   $  0.54
   Discontinued operations ..................    (0.01)    (0.02)    (0.01)    (0.01)
                                               -------   -------   -------   -------
   Net income ...............................  $  0.47   $  0.41   $  0.43   $  0.53
                                               =======   =======   =======   =======

Diluted earnings (loss) per share:
   Continuing operations ....................  $  0.46   $  0.41   $  0.42   $  0.51
   Discontinued operations ..................    (0.01)    (0.01)       --     (0.01)
                                               -------   -------   -------   -------
   Net income ...............................  $  0.45   $  0.40   $  0.42   $  0.50
                                               =======   =======   =======   =======

------------------------

(a) The net adjustments to estimated third-party payor settlements increased revenues by $2.1 million, $5.8 million and $5.1 million during the second, third and fourth quarters, respectively.

(b) The net adjustments to estimated third-party payor settlements increased (decreased) revenues by $2.9 million, $1.4 million, $1.9 million and $(0.2) million during the first, second, third and fourth quarters, respectively.

NOTE 11.  RELATED PARTY TRANSACTIONS

      As part of an officer's relocation package, the Company purchased a house for approximately $0.6 million in the second quarter of 2002 and subsequently sold it in the fourth quarter of 2002.

      The Company loaned certain Company executives 100% of the purchase price of the Company's common stock at the fair market value based on the date of purchase during 1999. The loans are reflected as notes receivable for shares sold to employees in the Company's consolidated statements of stockholders' equity. During the years ended December 31, 2001 and 2002, Company executives repaid $1.5 million and $5.7 million of such loans, respectively, which were fully repaid as of December 31, 2002.

NOTE 12. SUBSEQUENT EVENTS

ACQUISITION OF PROVINCE HEALTHCARE COMPANY

      LifePoint announced on August 16, 2004 that it entered into a definitive agreement to acquire Province Healthcare Company ("Province") for approximately $1.7 billion in cash, stock and the assumption of debt. The transaction will create a leading hospital company focused on providing healthcare services in non-urban communities, with 51 hospitals, of which 48 are located in markets where the combined company will be the sole hospital provider in the community. The transaction is expected to close in the first quarter of 2005.

      Pursuant to the definitive agreement, if the proposed transaction is consummated, the businesses of LifePoint and Province will be combined under a newly formed company, which will be renamed "LifePoint Hospitals, Inc." ("New LifePoint"). Each Province stockholder will receive a per share consideration comprised of $11.375 in cash and a number of shares of New LifePoint common stock equal to an exchange ratio of between 0.3447 and 0.2917, which will represent a value of $11.375, if the volume weighted average of the daily sale prices for shares of LifePoint common stock for the 20 consecutive trading day period ending at the close of business on the third trading day prior to closing, (the "LifePoint average share price"), is between $33.00 and $39.00. If the LifePoint average share price is $33.00 or less, the exchange ratio will be 0.3477, and if the LifePoint average share price is $39.00 or more, the exchange ratio will be 0.2917.

      Due to the variable nature of the exchange ratio to determine the per share consideration, the measurement date to determine the fair value of New LifePoint common stock to be issued will be determined in accordance with Emerging Issues Task Force Issue Number 99-12, "Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination", ("EITF No. 99-12"). As stated in paragraph 7 in EITF No. 99-12, the measurement date is the earliest date, from the date the terms of the acquisition are agreed to and announced to the date of final application of the formula pursuant to the acquisition agreement, on which subsequent applications of the formula do not result in a change in the number of shares or the amount of other consideration.

      The agreement provides for alternative structures. While it is anticipated that shares received by Province stockholders will be received in a tax-free exchange, the parties have agreed to a taxable alternative structure at the same price if necessary to complete the acquisition.

      Each of the Boards of Directors of LifePoint and Province have unanimously approved the proposed transaction. Completion of the transaction is subject to approval by each company's stockholders, receipt of necessary financing and certain other conditions. LifePoint has received a commitment from Citigroup Global Markets, Inc. ("Citigroup") to finance the cash consideration for the acquisition, to refinance Province's existing debt and to provide for the ongoing working capital and general corporate needs of New LifePoint. The commitment provides for up to $1.325 billion in term loans and up to $400 million in revolving loans on customary terms and conditions.

ACQUISITION OF RIVER PARISHES HOSPITAL

      Effective July 1, 2004, the Company acquired the 106-bed River Parishes Hospital in LaPlace, Louisiana from Universal Health Services, Inc. for approximately $24.8 million in cash, including certain working capital and direct acquisition costs. The Company borrowed from its 2001 Agreement and paid the purchase price for this acquisition on June 30, 2004. Revenues for this facility were approximately $36.0 million during 2003, exclusive of physician

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revenues. The hospital is located approximately 30 miles west of New Orleans,
Louisiana and is the only hospital located in St. John the Baptist Parish.

FINANCING ACTIVITIES

      During the second quarter of 2004, the Company repurchased $29.0 million of its $250.0 million Convertible Notes and paid a $0.9 million premium on these repurchases. In connection with these repurchases, the Company expensed $0.6 million of deferred loan costs attributable to the $29.0 million Convertible Note repurchases. The deferred loan cost charge and the $0.9 million premium paid together resulted in a $1.5 million charge in debt retirement costs for the nine months ended September 30, 2004. The $1.5 million of debt retirement costs had a negative $0.02 per diluted share impact for the nine months ended September 30, 2004.

      The Company borrowed $30.0 million under its 2001 Agreement in June 2004 to fund the acquisition of River Parishes Hospital, as previously described, and for general corporate purposes. In the third quarter of 2004, the Company used available cash to repay the $30.0 million of indebtedness outstanding at June 30, 2004 under the 2001 Agreement.

NONVESTED STOCK AWARDS

     During the first quarter of 2004, the Company granted 175,000 shares of nonvested stock awards to certain key executives under the Company's 1998 Long-Term Incentive Plan. The nonvested stock awards vest three years from the grant date and contain no vesting requirements other than continued employment of the executive. The fair market value at the date of grant of these nonvested stock awards was $33.17 per share and was recorded as unearned compensation as a component of stockholders' equity. During the second quarter of 2004, the Company granted 21,000 shares of nonvested stock awards to its outside directors under the Company's Outside Directors Stock and Incentive Plan. These nonvested stock awards also vest three years from the grant date and contain no vesting requirements other than continued service of the director. The fair market value at the date of grant of these nonvested stock awards was $37.86 and was recorded as unearned compensation as a component of stockholders' equity. Unearned compensation is being amortized on a straight-line basis in the statements of operations over the three-year vesting period of the awards.

PROFESSIONAL AND GENERAL LIABILITY RESERVES

      The Company is subject to medical malpractice lawsuits and other claims as part of providing healthcare services. To mitigate a portion of this risk, the Company maintains insurance for individual malpractice claims exceeding $10.0 million. The Company's reserves for professional and general liability claims are based upon independent actuarial calculations, which consider historical claims data, demographic considerations, severity factors and other actuarial assumptions in determining reserve estimates. Reserve estimates are discounted to present value using a 5.0% discount rate and are revised twice each year by the Company's independent actuaries. The estimated reserve for professional and general liability claims will be significantly affected if current and future claims differ from historical trends. While management monitors reported claims closely and considers potential outcomes as estimated by its actuaries when determining its professional and general liability reserves, the complexity of the claims, the extended period of time to settle the claims and the wide range of potential outcomes complicates the estimation process.

      The Company implemented enhanced processes in monitoring claims and managing losses in high risk areas during 2002 and 2003 to attempt to reduce loss levels and appropriately manage risk. During the second quarter of 2004, the Company received revised reserve estimates for professional and general liability claims from its actuaries based upon more current loss experience information. In addition, the Company ceased receiving reserve estimates from one of the three actuaries that had historically been used to calculate loss reserve estimates. This change in the Company's estimation process reduced its reserve levels and related professional and general liability insurance expense in the nine months ended September 30, 2004 by $2.8 million, on a pretax basis, or $0.04 per diluted share. The Company continues to derive its estimates for financial reporting purposes by using a mathematical average of the actuarial valuations from its other two actuaries. The results of the updated actuarial valuations from these two actuaries reduced the Company's reserve estimates for years prior to 2004 by $1.0 million on a pretax basis, or $0.01 per diluted share, which reduced its professional and general liability expense in the second quarter of 2004.

MEDICARE REIMBURSEMENT

      During the third quarter of 2003, the Company received correspondence from one of its fiscal intermediaries questioning a particular Medicare disproportionate share designation at one of its hospitals. This hospital has had this designation since 2001 and was previously approved for this designation by its fiscal intermediary. The Company and the fiscal intermediary worked together and contacted the Centers for Medicare and Medicaid Services ("CMS") for resolution of the designation. The Company reduced revenues by $3.0 million and $0.2 million during the third and fourth quarters of 2003, respectively, representing the three-year difference in reimbursement from this change in designation. The Company received notification from CMS late in the first quarter of 2004 reconfirming the original designation. Based upon the favorable resolution of this issue, the Company increased revenues by $3.2 million in the first quarter of 2004.

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